Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NUMEREX CORP,

NUMEREX MERGER CORPORATION,

OMNILINK SYSTEMS INC.,

AND

FORTIS ADVISORS LLC,

AS THE SELLERS’ REPRESENTATIVE
(FOR THE LIMITED PURPOSES DESCRIBED HEREIN)

DATED AS OF APRIL 28, 2014

TABLE OF CONTENTS

                                                                                      Page
ARTICLE I	-DEFINITIONS	2
1.2	“Table of Defined Term”	11
ARTICLE II	-THE MERGER	12
2.1	The Merger	12
2.2	Effective Time	12
2.3	Effect of the Merger	12
2.4	Charter; Bylaws	13
2.5	Directors and Officers	13
2.6	Conversion of Company Capital Stock	13
2.7	Closing Cash Consideration and Adjustment	14
2.8	Post-Closing Adjustment	15
2.9	Treatment of Stock Held by the Company	17
2.10	Dissenting Shares	17
2.11	Stock Options; Warrants	17
2.12	Payments Certificate	18
2.13	Capital Stock of Merger Sub	18
2.14	Escrow	19
2.15	Payment Mechanics	19
2.16	Further Ownership Rights	22
2.17	Lost, Stolen or Destroyed Certificates	22
2.18	Closing	22

ARTICLE III	-REPRESENTATIONS AND WARRANTIES OF THE COMPANY	22
3.1	Organization and Qualification; Subsidiaries	22
3.2	Organizational Documents	23
3.3	Capitalization	23
3.4	Authority; Enforceability	25
3.5	Required Vote	26
3.6	No Conflict; Required Filings and Consents	26
3.7	Material Contracts	27
3.8	Compliance	31
3.9	Financial Statements	31
3.10	Absence of Certain Changes or Events	32
3.11	No Undisclosed Liabilities; No Indebtedness	32
3.12	Absence of Litigation, Claims and Orders	32
3.13	Employee Benefit Plans	33
3.14	Employment and Labor Matters	36
3.15	Title to Properties, Rights and Assets; Leases	38
3.16	Taxes	39
3.17	Intellectual Property	41
3.18	Privacy and Security	45
3.19	Insurance	45
3.20	No Restrictions on the Merger; Takeover Statutes	45
3.21	Environmental Matters	46
3.22	Company Brokers	46
3.23	Certain Business Practices	46
3.24	Interested Party Transactions	47
3.25	Condition and Sufficiency of Assets	47
3.26	Bank Accounts and Powers	47
3.27	Books and Records	47
3.28	Government Contracts	48
3.29	Absence of Restrictions on Business Activities.	49

ARTICLE IV	-REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	49
4.1	Organization; Formation of Merger Sub	49
4.2	Authority; Enforceability	49
4.3	No Conflict; Required Filings and Consents	50
4.4	Absence of Litigation, Claims and Orders	50
4.5	Compliance	50
4.6	Financial Capability	51
4.7	Brokers	51

ARTICLE V	-CONDUCT OF BUSINESS PENDING THE MERGER	51
5.1	Conduct of Business by the Company Pending the Merger	51
5.2	Insurance	53
5.3	Access to Information; Confidentiality	53
5.4	Commercially Reasonable Efforts; Further Assurances	54
5.5	Notification of Certain Matters	55
5.6	Notification of Others	56
5.7	Tax Matters	56
5.8	Public Announcements	59
5.9	Stockholder Approval of Excess Parachute Payments	59
5.10	Information Supplied	60

ARTICLE VI	-ADDITIONAL AGREEMENTS	60
6.1	Stockholder Approval; Information Statement	60
6.2	Notification of Certain Matters	61
6.3	Takeover Statutes	61
6.4	Employee Matters	62
6.5	Company Transaction Expenses	63
6.6	Interested Party Transactions	63
6.7	Delivery of Closing Date Balance Sheet	64
6.8	Consent Agreement	64
6.9	Directors and Officers Indemnification	64
6.10	Escrow Agreement	65
6.11	Corporate Records	65

ARTICLE VII	-CONDITIONS OF MERGER	65
7.1	Conditions to Obligation of Each Party to Effect the Merger	65
7.2	Additional Conditions to Obligations of Parent and Merger Sub	65
7.3	Additional Conditions to Obligations of the Company	68

ARTICLE VIII	-TERMINATION; FEES AND EXPENSES	69
8.1	Termination	69
8.2	Effect of Termination	69
8.3	Fees and Expenses	70

ARTICLE IX	-SURVIVAL AND INDEMNIFICATION	70
9.1	Survival of Representations and Warranties	70
9.2	Escrow Amount	70
9.3	Indemnification by the Sellers	70
9.4	Indemnification by Parent	71
9.5	Calculation of Losses; Determination of Application; Limitations on Indemnification Obligations	72
9.6	Distribution of Escrow Amount after the Expiration of the Claim Period	73
9.7	Indemnification Procedures	73
9.8	Objections to Claims	73
9.9	Resolution of Conflicts	74
9.10	Third-Party Claims	74
9.11	Non-Exclusive Remedy for Fraud, Willful or Criminal Misconduct or Intentional Misrepresentation	76
9.12	Adjustment to Purchase Price	76
9.13	Enforcement	76
9.14	Tax Treatment	76

ARTICLE X	-THE SELLERS’ REPRESENTATIVE	76
10.1	The Sellers’ Representative	76

ARTICLE XI	-MISCELLANEOUS	81
11.1	Amendment	81
11.2	Waiver	81
11.3	Notices	81
11.4	Specific Performance	83
11.5	Interpretation	83
11.6	Severability	83
11.7	Entire Agreement	84
11.8	Assignment	84
11.9	No Third Party Beneficiaries	84
11.10	Failure or Indulgence Not Waiver; Remedies Cumulative	84
11.11	Plan of Merger	84
11.12	Governing Law	85
11.13	Jurisdiction; Waiver of Jury Trial	85
11.14	Counterparts	85

EXHIBITS

Exhibit A	—	Form of Consent Agreement

Exhibit B	—	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit C	—	Form of Bylaws of the Surviving Corporation

Exhibit D	—	Form of Letter of Transmittal

Exhibit E	—	Form of Escrow Agreement

Exhibit F	—	Form of FIRPTA Certificate

Exhibit G	—	Form of Confidentiality, Non-Competition, Non-Solicitation and Proprietary Rights Agreement

Exhibit H	—	Form of Option Cash Out and Release Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2014 (this “Agreement”), is made by and among Numerex Corp, a Pennsylvania corporation (“Parent”), Numerex Merger Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Omnilink Systems Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company (“Sellers’ Representative”), solely in its capacity as the Sellers’ Representative and only for the purposes provided for herein and for no other purpose.

WHEREAS, the Boards of Directors of Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the “Merger”) of Merger Sub with and into the Company, in accordance with the Delaware General Corporation Law (the “DGCL”) and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has  (i) approved and declared the Merger advisable upon the terms and subject to the conditions set forth in this Agreement, (ii) directed that this Agreement and the transactions contemplated hereby be submitted for consideration and approval of and adoption by the Stockholders and (iii) recommended the adoption of the Merger and this Agreement by the Stockholders; and

WHEREAS, promptly after the execution of this Agreement, the Company intends to solicit and deliver to Parent Consent Agreements, in the form attached as Exhibit A hereto (the “Consent Agreements”), executed by Stockholders holding, in the aggregate, at least 75% of the total votes entitled to be cast by holders of issued and outstanding shares of Company Capital Stock, voting together as a single class on an as converted to Common Stock basis and at least 85% of the total votes entitled to be cast by holders of issued and outstanding shares of Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Requisite Vote”).  Pursuant to the Consent Agreements, among other things, such Stockholders will agree (a) to execute and deliver, in accordance with the requirements of the DGCL, the Stockholder Approval and (b) to vote all shares of Company Capital Stock owned by them in favor of the adoption of this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I — DEFINITIONS

1.1 Certain Definitions

.  For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, including, with respect to the Company, any corporation, partnership, limited liability company or joint venture in which the Company has, directly or indirectly, an interest of 10% or more.

(b) “Aggregate Exercise Price” means the aggregate exercise price of all Stock Options and Warrants outstanding as of immediately prior to the Effective Time.

(c) “Approvals” means all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders and approvals.

(d) “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York or the State of Georgia.

(e) “Cash” means the aggregate amount of cash, cash equivalents, marketable securities and instruments and deposits of the Company and any of its Subsidiaries, including checks and other payments in transit and overdrafts.

(f) “Claim” means any claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

(g) “Common Stock” means the common stock, $0.00002 par value per share, of the Company.

(h) “Common Stock Closing Cash Consideration” means the Closing Cash Consideration, minus the Series A Liquidation Preference Cash Consideration, minus the Series B Liquidation Preference Cash Consideration, minus the Series B-1 Liquidation Preference Cash Consideration minus the Series B-2 Liquidation Preference Cash Consideration.

(i) “Common Stock Equivalents” means (A) Common Stock and (B) Common Stock issuable upon the conversion of Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock.

(j) “Company Capital Stock” means the Common Stock and the Preferred Stock.

(k) “Company Charter” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof.

(l) “Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Parent no later than 8:00 pm ET, April 27, 2014 (except Schedule 1.1(rrrr) which is delivered contemporaneously herewith).

(m) “Company Intellectual Property” means (i) any and all Company Owned Intellectual Property and (ii) any and all other Intellectual Property Used or held for Use by the Company or any of its Subsidiaries in the operation of its business as currently conducted or as contemplated to be conducted pursuant to a written product roadmap in effect as of the date hereof.

(n) “Company Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(o) “Company Loans” means, collectively, (i) the Second Amended and Restated Loan and Security Agreement, dated April 15, 2011, as amended, between Company and Silicon Valley Bank and (ii) the Loan and Security Agreement, dated May 16, 2013, as amended, between Company and Partners for Growth II, L.P.

(p) “Company Products” means any and all Software, Company Websites, Systems, Content and other products or services owned, offered or Used by the Company and all Documentation related to any of the foregoing, including (i) any Software, Company Websites, Systems, and other products or service offerings sold or marketed by the Company or under development by the Company on or prior to the date hereof, and (ii) any Content owned by third parties that is Used by the Company or in connection with any of the items set forth in (i) above in the operation of the Company’s business as currently conducted.

(q) “Company Stock Option Plan” means the Third Amended and Restated 2004 Stock Incentive Plan of the Company dated as of June 2010, as amended.

(r) “Company Transaction Expenses Amount” means (i) the aggregate amount of all costs, fees and expenses incurred prior to the Effective Time (whether or not invoiced) by the Company in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses of advisors, investment bankers, lawyers and accountants arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby plus (ii) fifty percent (50%) of the Transfer Taxes (if any), plus (iii) the amount of the Management Bonus Pool plus (iv) the Warrant Put Payout plus (v) the amount of all employer-side Medicare Taxes (i.e., not withheld Medicare Taxes) payable by Parent, the Company or any of its Subsidiaries in connection with any amount payable in respect of the Merger Consideration.

(s) “Company Websites” means all content, text, graphics, images, audio, video, data, and Software included on or used to operate and maintain the Internet sites owned and/or operated by the Company, including all Documentation, ASP, HTML, HTML5, DHTML, SHTML, and XML files, cgi and other scripts, all programming code (source and object), subscriber and user data, archives, and server and traffic logs related to any such Internet site.

(t) “Contract” means any contract, plan, undertaking, understanding, arrangement, agreement, license, sublicense, options, covenants not to sue, consent, lease, sublease, note, mortgage or other binding commitment, whether written or oral (including electronic form), including the provisions that survive the termination of any such contract that is no longer in force.

(u) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

(v) “Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

(w) “Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation (including technical and user documentation or manuals), specifications, requirements, designs, flow charts, code listings, instructions, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, integration, configuration, features, functionality, pricing, marketing or correction of a product or service, whether or not provided to an end user.

(x) “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes and regulations (including common law) concerning the pollution, protection or cleanup of the environment or natural resources, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission, Release of, or exposure to, Hazardous Substances in effect as of the Closing Date.

(y) “Environmental Liability” means any liability, contingent or otherwise, resulting from or based upon (a) a violation or any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal (including the off-site disposal, or arrangement for disposal) of any Hazardous Substances, (c) any exposure to Hazardous Substances or (d) the Release or threatened Release of any Hazardous Substances.

(z) “Equity Securities” means Shares, Stock Options and Warrants issued and outstanding immediately prior to Closing (excluding the Put Warrants).

(aa)  “Escrow Agent” means JPMorgan Chase Bank, NA.

(bb) “Escrow Agreement” has the meaning given to such term in Section 6.10.

(cc) “Escrow Amount” has the meaning given to such term in Section 2.14(a).

(dd) “Escrow Fund” has the meaning given to such term in Section 2.14(a).

(ee)  “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(ff) “Expense Fund Amount” means $100,000.

(gg) “Fully Diluted Number” means the sum of (i) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, (ii) the total number of shares of Common Stock issuable upon exercise of all Stock Options (whether vested or unvested, exercisable or not exercisable) and Warrants (other than Put Warrants) outstanding immediately prior to the Effective Time, and (iii) the total number of shares of Common Stock that would be issuable upon conversion pursuant to the Company Charter of all shares of Preferred Stock outstanding immediately prior to the Effective Time.

(hh) “Fundamental Representations” means the representations and warranties set forth in the following Sections:  3.1(Organization and Qualification; Subsidiaries), 3.3 (Capitalization), 3.4 (Authority; Enforceability), 3.5 (Required Vote), 3.16 (Taxes), 3.22 (Brokers), 4.1 (Organization; Formation of Merger Sub), 4.2 (Authority; Enforceability) and 4.8 (Brokers).

(ii) “Governmental Authority” means any governmental agency or authority of the United States, any domestic state, any foreign country and any political subdivision or agency thereof (including any agency or authority having governmental or quasi-governmental powers), including any administrative agency or commission.

(jj) “Government Bid” means each unexpired bid or proposal made to any Governmental Authority for which an award has not been issued, which, if accepted or awarded, would lead to a Government Contract.

(kk) “Government Contracts” means, with respect to or related to the business of the Company and each of its Subsidiaries, (i) any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, task order, teaming agreement, cooperative agreement, grant, loan or other Contract, or a legally binding commitment thereunder or relating thereto between the Company or each of its Subsidiaries and any (1) Governmental Authority, (2) any prime contractor performing under a prime Contract with a Governmental Authority, or (3) any subcontractor performing under a prime Contract with any Governmental Authority (provided that, in the case of each of clauses (2) and (3), the services to be provided by the Company and each of its Subsidiaries must be in direct furtherance of the applicable prime contract with a Government Entity), and (ii) all bids and proposals made by the Company and its Subsidiaries which, if accepted, would lead to any of the foregoing.

(ll) “Hazardous Substance” means any waste, pollutant, contaminant, hazardous, radioactive, or toxic substance, petroleum, petroleum-based or petroleum-derived substance or waste or asbestos-containing material, the presence of which is regulated, or requires investigation or remediation, under any Environmental Laws.

(mm) “Indebtedness” means, without duplication, (i) all indebtedness (whether or not contingent) for borrowed money, (ii) all obligations (contingent or otherwise) for the deferred purchase price of assets or property, (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (v) all obligations under capital leases, (vi) all obligations, contingent or otherwise, as an account party under letter of credit or similar facilities, (vii) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (viii) all direct or indirect guarantee, support or keep-well obligations in respect of obligations of the kind referred to in clauses (i) through (vii) above and (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

(nn) “Indebtedness Amount” means the amount required to satisfy all Indebtedness of the Company, including the Company Loans, outstanding immediately prior to the Effective Time.

(oo) “Indemnified Person” means a Purchaser Indemnified Person or a Stockholder Indemnified Person, as the case may be.

(pp) “Indemnifying Person” means the Stockholders pursuant to Section 9.3 or Parent pursuant to Section 9.4, as the case may be.

(qq) “Intellectual Property” means all rights in United States, state, multinational and foreign intellectual property, including, without limitation, rights in (i) registered and unregistered trademarks, service marks, trade names, URLs, Internet domain names, slogans, logos, trade dresses and other source indicators, together with all goodwill and common law rights related to the foregoing, (ii) copyrights and copyrightable works (including Systems, Software, advertising and promotional material and any other works of authorship whether published or unpublished), including all translations, adaptations, derivations, and combinations thereof, (iii) patents, inventions, discoveries (whether or not patented), (iv) technology, trade secrets, other proprietary and confidential information (such as know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, discoveries and inventions) (v) all Company Websites, (vi) the right to sue for unfair competition, passing off, trespass to chattels, rights of publicity and other similar or related rights, (vii) all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to the Intellectual Property in clauses (i) through (vi) and (viii) all copies and tangible embodiments thereof, in each instance in whatever form or medium.

(rr) “Knowledge” (including any derivation thereof) means, with respect to the Company and any of its Subsidiaries, knowledge of a particular fact or matter if any of the Knowledge Persons (i) is actually aware of such fact or matter or (ii) would reasonably be expected to discover or otherwise become aware of such fact or matter after due inquiry of such subordinates who have responsibility for, or would reasonably be expected to have knowledge with respect to, such matters and inquiry thereof would reasonably be expected of such Knowledge Person.

(ss) “Knowledge Persons” means Kelly Gay, Charles Pearson, Yoganand Rajala, Steve Hudson, Daniel Graff-Radford and Paul Matteson.

(tt) “Law” means all laws (including any common law), statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders of Courts having the effect of law in any jurisdiction.

(uu) “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

(vv) “Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license (other than any non-exclusive license or permission granted to end users to access and use the Company Websites in the ordinary course of business and consistent with past practices), claim, option, conditional sale agreement, right of first refusal, first offer or co-sale, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes that are not yet due and payable or that are being contested in good faith, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and (v) restrictions on transfer of securities imposed by applicable state, federal and foreign securities Laws.

(ww) “Management Bonus Pool” means the aggregate amount set forth on Schedule 1.1(ww) to be paid to certain employees of the Company at or promptly after Closing as set forth on Schedule 1.1(ww) attached to the Company Disclosure Schedule, which amount shall be paid by the Company through payroll (and subject to applicable withholding).

(xx) “Material Adverse Effect” means any fact, event, change, development, circumstance or effect that (i) is materially adverse to the business, condition (financial or otherwise), or results of operations of the Company, taken as a whole, or (ii) would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger; in each case other than any fact, event, change, development, circumstance or effect resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company operates, (C) changes in any Laws or GAAP, (D) any force majeure event or any attack on or by the United States, any outbreak or escalation of hostilities involving the United States or any other national or international calamity or (E) actions contemplated by the parties hereto in connection with this Agreement, or the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors, customers or suppliers or any delays or cancellations for services or losses of members or customers (but only, in the case of the foregoing clauses (A) through (D), to the extent that such changes or developments occur after the date hereof and do not have a disproportionate impact on the Company relative to the other participants in the industries in which it operates).

(yy) “Merger Consideration” means (1) the Final Cash Consideration, plus (2) the Aggregate Exercise Price, plus (3) the Escrow Amount, plus (4) the Working Capital Escrow plus (5) the Expense Fund Amount.

(zz) “Optionholder” means any holder of a Stock Option.

(aaa) “Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

(bbb) “Payroll Option” means each Stock Option that was granted to an Optionholder while such Optionholder was an employee of the Company or in respect of such employment.

(ccc) “Per Share Amount” means the quotient of the Merger Consideration divided by the Fully Diluted Number.

(ddd) “Paying Agent” means JPMorgan Chase Bank, NA.

(eee) “Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, orders, permits or other rights and privileges issued by any Governmental Authority.

(fff) “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(ggg) “Personal Information” means any information that directly identifies a natural, living person.

(hhh) “Post-Closing Tax Period” means any taxable period, and that portion of any Straddle Period, that begins after the Closing Date.

(iii) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

(jjj) “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

(kkk) “Pro Rata Portion” means, with respect to any Seller, a fraction, the numerator of which is the aggregate amount of Merger Consideration payable to such Seller and the denominator of which is the aggregate amount Merger Consideration payable to all Sellers (including holders of Dissenting Shares, if any, assuming they had not asserted appraisal rights).

(lll) “Proceedings” means any legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature.

(mmm) “Property” (or “Properties” when the context requires) means any Real Property and any personal or mixed property, whether tangible or intangible, owned or leased by the Company or any of its Subsidiaries.

(nnn) “Put Warrants” means collectively (i) the Common Stock Warrant Purchase Agreement for the purchase of 995,000 shares of Common Stock issued to Partners For Growth II, L.P. on April 27, 2009, (ii) the Common Stock Warrant for the purchase of 481,580 shares of Common Stock issued to Silicon Valley Bank on May 16, 2013, (iii) the Common Stock Warrant Purchase Agreement issued to Partners For Growth III, L.P. for 447,250 shares of Common Stock on May 16, 2013 and (iv) the Common Stock Warrant Purchase Agreement issued to PFG Equity Investors, LLC for 65,670 shares of Common Stock on May 16, 2013.

(ooo) “Real Property” means any real property owned, leased or subleased by the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon.

(ppp) “Regulation” means any rule, regulation, policy or interpretation of any Governmental Authority.

(qqq) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing or migration into or through the indoor or outdoor environment.

(rrr) “Sellers” shall mean the Stockholders, the Optionholders and the Warrantholders.

(sss) “Series A Liquidation Preference Cash Consideration” means the amount of the Closing Cash Consideration required to satisfy the Series A liquidation preference (as outlined in Section THREE(IV)(E)(3)(d) of the Company Charter) as of the Effective Time.

(ttt) “Series A Preferred Stock” means the Series A Preferred Stock, $0.00002 par value per share, of the Company.

(uuu) “Series B Liquidation Preference Cash Consideration” means the amount of the Closing Cash Consideration required to satisfy the Series B liquidation preference (as outlined in Section THREE(IV)(E)(3)(c) of the Company Charter) as of the Effective Time.

(vvv) “Series B Preferred Stock” means the Series B Preferred Stock, $0.00002 par value per share, of the Company.

(www) “Series B-1 Liquidation Preference Cash Consideration” means the amount of the Closing Cash Consideration required to satisfy the Series B liquidation preference (as outlined in Section THREE(IV)(E)(3)(b) of the Company Charter) as of the Effective Time.

(xxx) “Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, $0.00002 par value per share, of the Company.

(yyy) “Series B-2 Liquidation Preference Cash Consideration” means the amount of the Closing Cash Consideration required to satisfy the Series B liquidation preference (as outlined in Section THREE(IV)(E)(3)(a) of the Company Charter) as of the Effective Time.

(zzz) “Series B-2 Preferred Stock” means the Series B -2 Preferred Stock, $0. 00002 par value per share, of the Company.

(aaaa) “Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation related to any of the foregoing and all other tangible embodiments thereof.

(bbbb) “Stock Option” means any option that is exercisable for shares of Common Stock.

(cccc) “Stockholder” means any holder of Company Capital Stock set forth on Annex A.

(dddd) “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

(eeee) “Subsidiary,” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than 50% of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

(ffff) “Systems” means servers, hardware systems, equipment, devices, websites, databases, circuits, networks and other computer and telecommunications assets and equipment used by the Company.

(gggg) “Target Working Capital” means $2,200,000.

(hhhh) “Tax” or “Taxes” means, with respect to any entity, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes and other similar taxes or assessments of any kind whatsoever, together with all interest, penalties and additions to tax imposed by any taxing authority (domestic or foreign) on such entity and (ii) any Liability of such entity for the payment of any amount of the type described in the immediately preceding clause (i) above as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another entity or a member of an affiliated, consolidated, unitary or combined group.

(iiii) “Tax Returns” means all returns, declarations, reports, and information statements and returns required or permitted to be filed with a Governmental Authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, and information returns (federal, state, foreign, municipal or local), and any schedules attached to any of the foregoing.

(jjjj) “Transaction Documents” means this Agreement, the Consent Agreements, the Option Cash Out and Release Agreements, the Escrow Agreement, the Paying Agent Agreement, the Confidentiality, Non-Competition, Non-Solicitation and Proprietary Rights Agreements and such other instruments and agreements required by this Agreement to be executed and delivered hereunder.

(kkkk) “Use” or “Used” means to use, make, have made, develop, market, sell, offer to sell, import, transfer, practice, license (or sublicense), transmit, broadcast, reproduce, perform, display, modify, create derivative works based upon, distribute (electronically or otherwise) and disclose.

(llll)  “Warrant Consideration” means an amount of cash, without interest thereon, equal to the excess, if any, of (x) the Per Share Amount over (y) the exercise price per share of such Warrant, multiplied by the number of shares of Common Stock for which such Warrant is exercisable (assuming the full exercisability thereof) immediately prior to the Effective Time.

(mmmm)  “Warrant Put Payout” means an aggregate amount equal to $450,000 to be paid at the Effective Time in exchange for the cancellation of the Put Warrants.

(nnnn) “Warrantholder” means a holder of a Warrant other than a Put Warrant.

(oooo)  “Warrants” means collectively (i) the Common Stock Purchase Warrants for the purchase of an aggregate of 100,000 shares of Common Stock dated July 16, 2012, issued by the Company to Silicon Valley Bank and (ii) the Common Stock Purchase Warrant, as amended, for the purchase of 85,000 shares of Series B Preferred Stock, dated June 29, 2007, issued by the Company to Silicon Valley Bank.

(pppp) “Working Capital” shall be defined and calculated in the manner set forth on Annex B attached hereto.

(qqqq) “Working Capital Adjustment Amount” means (a) if the Working Capital exceeds the Target Working Capital, a positive number equal to the amount by which the Working Capital exceeds the Target Working Capital, and (b) if the Target Working Capital exceeds the Working Capital, a negative number equal to the amount by which the Target Working Capital exceeds the Working Capital.

(rrrr) “Working Capital Escrow” means $400,000; provided, that if the good faith estimate of the Estimated Working Capital Adjustment Amount described in Section 2.7(b) exceeds $492,000, the Working Capital Escrow shall be increased by the difference between such estimate and $492,000. The parties acknowledge that the Working Capital Escrow may be adjusted as described on Schedule 1.1(rrrr) attached to the Company Disclosure Schedule.

1.2 “Table of Defined Term

(1) .  Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

280G Approval 5.9
280G Disclosure Materials 5.9
Accrued Vacation Amount 3.14(a)
Advisory Group 10.1(c)
Agreement Preamble
Arbitrator 2.8(b)
Balance Sheet Date 3.9
Certificates 2.15(c)
Certificate of Merger 2.2
Claim Notice 9.7
Claim Notice Waiting Period 9.8
Claim Period 9.7
Closing 2.18
Closing Agreement 3.16(d)
Closing Cash Consideration 2.7(a)(i)
Closing Date 2.18
Closing Date Statement 2.8(b)
COBRA Coverage 3.13(d)
Code 2.15(f)
Company Preamble
Company Closing Balance Sheet 6.7
Company Closing Balance Sheet Date6.7
Company Returns 3.16(a)
Confidentiality Agreement 5.3(b)
Consent Agreements Recitals
Continuing Employees 6.4(b)
Covered Parties 6.9(a)
DGCL Recitals
Dissenting Shares 2.10(b)
Effective Time 2.2
Employees 6.4(b)
Employee Plans 3.13(a)
End Date 8.1(b)
ERISA 3.13(a)
ERISA Affiliates 3.13(a)
Escrow Agreement 6.10
Escrow Amount 2.14(a)
Escrow Fund 2.14(a)
Estimated Cash Amount 2.7(b)
Estimated Closing Amount Statement2.7(b)
Estimated Company Transaction  Expenses 2.7(b)
Estimated Indebtedness Amount 2.7(b)
Estimated Working Capital Adjustment2.7(b)
Execution Period 5.1
Expense Fund 10.1(e)
Final Cash 2.8(c)
Final Cash Consideration 2.8(a)
Final Closing Date Statement 2.8(c)
Final Company Transaction Expenses Amount 2.8(c)
Final Indebtedness Amount 2.8(c)
Final Working Capital Adjustment Amount 2.8(c)
Financial Statements 3.9
GAAP 3.9
Inbound Licenses 3.17(b)
Indemnified Third Party Claim 9.10(c)
Indemnity Claim 10.1(a)
Information Statement 6.1(b)
Infringe 3.17(h)
IRS 3.13(a)
Losses 9.3
Material Contracts 3.7(a)
Maximum Premium 6.9(b)
Merger Recitals
Merger Sub Preamble
Merger Sub Common Stock 2.13
Multiemployer Plan 3.13(c)
Multiple Employer Welfare
Arrangement 3.13(c)
Objection Notice 2.8(c)
Option Consideration 2.11(a)
Open Source Licenses 3.17(j)
Outbound Licenses 3.17(b)
Parent Preamble
Parent Representatives 5.3(a)
Payments Certificate 2.12(a)
Plan of Merger 11.1
Prohibited Transaction 5.6
Purchaser Indemnified Persons 9.3
Real Property 3.15(b)
Registered Company Intellectual
Property 3.17(a)
Requisite Vote Recitals
Retained Escrow Amount 9.6
Sellers’ Representative Preamble
Sellers’ Representative Expenses 10.1(d)
Sellers’ Representative Group 10.1(c)
Sharing Percentage 2.14©
Standard Customer Contract 3.7(a)(ii)
Stockholder Approval 3.5
Stockholder Indemnified Persons 9.4
Stockholders’ Materials 5.10
Survival Period 9.1
Surviving Corporation 2.1
Takeover Statutes 3.20
Tax Claim 5.7(c)
Third-Party Claim 9.10(a)
Threshold 9.5(b)
Transfer Taxes 5.7(e)
WARN 3.14(d)
Waived 280G Benefits 5.9

ARTICLE II — THE MERGER

2.1 The Merger

.  At the Effective Time, subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under the DGCL as a wholly owned Subsidiary of Parent.  The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2 Effective Time

.  At the Closing, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the “Effective Time”).

2.3 Effect of the Merger

.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, including Section 251 thereof.  Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, purposes and powers, and debts, duties, and liabilities, of the Company.

2.4 Charter; Bylaws

.  Unless otherwise determined by Parent prior to the Effective Time:

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read as set forth on Exhibit B and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall read as set forth on Exhibit C and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

2.5 Directors and Officers

.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate or incorporation and bylaws.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

2.6 Conversion of Company Capital Stock.

  At the Effective Time, by virtue of the Merger and without any action on the holders thereof:

(a) Subject to the provisions of this ARTICLE II (including Section 2.14, with respect to the Escrow Amount) and ARTICLE IX, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled or which remain outstanding pursuant to Section 2.9 and Dissenting Shares) will be converted automatically into the right to receive:  (i) first, with respect to each share of Series B-2 Preferred Stock, the portion of the Series B-2 Liquidation Preference Cash Consideration to which such share of Series B-2 Preferred Stock is entitled under Article Three, Part IV, Section E, Clause 3(a) of the Company Charter, without interest thereon, (ii) second, with respect to each share of Series B-1 Preferred Stock, the portion of the Series B-1 Liquidation Preference Cash Consideration to which such share of Series B-1 Preferred Stock is entitled under Article Three, Part IV, Section E, Clause 3(b) of the Company Charter, without interest thereon, (iii) third, with respect to each share of Series B Preferred Stock, the portion of the Series B Liquidation Preference Cash Consideration to which such share of Series B Preferred Stock is entitled under Article Three, Part IV, Section E, Clause 3(c) of the Company Charter, without interest thereon, and (iv) fourth, with respect to each share of Series A Preferred Stock, the portion of the Series A Liquidation Preference Cash Consideration to which such share of Series A Preferred Stock is entitled under Article Three, Part IV, Section E, Clause 3(d) of the Company Charter; and (v) fifth, with respect to each share of Company Capital Stock, the portion of the Common Stock Closing Cash Consideration to which such share of Company Capital Stock is entitled under Article Three, Part IV, Section E, Clause 3(e) of the Company Charter.

(b) Upon conversion of the Company Capital Stock pursuant to Section 2.6(a), each holder of a Certificate representing any such Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive, subject to this ARTICLE II (including Section 2.14) and ARTICLE IX, the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.15(c) hereof (or upon compliance with Section 2.17), without interest thereon.

2.7 Closing Cash Consideration and Adjustment.

(a) The portion of the Merger Consideration to be paid by Parent at the Closing hereunder shall consist of the following:

(i) An amount in cash, which amount shall be subject to adjustment after the Closing pursuant to Section 2.8, (the “Closing Cash Consideration”) equal to:

(1) $37,500,000; plus

(2) the Estimated Cash Amount; minus,

(3) $392,000 (i.e., the Estimated Working Capital Adjustment Amount); minus

(4) the Estimated Indebtedness Amount; minus

(5) the Estimated Company Transaction Expenses Amount; minus

(6) the Working Capital Escrow; minus

(7) the Escrow Amount; minus

(8) the amount of the Expense Fund.

(b) Estimated Closing Amounts Certificate.  At least two (2) and no more than five (5) Business Days before the Closing Date, the Company shall deliver to Parent a certificate executed on behalf of the Company by the Chief Financial Officer of the Company setting forth the Company’s good faith estimate of the Closing Cash Consideration, including each of the following components of the Closing Cash Consideration, which shall include a detailed calculation and other support for each such estimate, as of the Closing of each of the following (the “Estimated Closing Amounts Statement”): (i) the amount of Cash (the “Estimated Cash Amount;” provided, however, that in no event shall the Estimated Cash Amount exceed $250,000)), (ii) the Indebtedness Amount (the “Estimated Indebtedness Amount”) and (iii) Company Transaction Expenses Amount (the “Estimated Company Transaction Expenses Amount”).  The parties hereby agree that the “Estimated Working Capital Adjustment Amount” shall be equal to $392,000; provided, that notwithstanding the use of $392,000 for purposes of the determination of Closing Cash Consideration pursuant to Section 2.7(a), the Estimated Closing Amounts Statement shall include the Chief Financial Officer’s good faith estimate of the Estimated Working Capital Adjustment Amount.  Such certificate shall be accompanied by (A) a schedule showing the portion of the Closing Cash Consideration to which each Seller is entitled to receive from the Paying Agent (or from the Company, if a holder of Payroll Options), and (B) appropriate documentation supporting the estimates contained in the Closing Statement.  The estimates, calculations and supporting documentation contained in and included with the Estimated Closing Amounts Certificate shall be reasonably satisfactory to Parent.  Subject to the foregoing and except for manifest error, the good faith estimate of the Closing Cash Consideration in the Estimated Closing Amounts Certificate shall be conclusive for the purposes of the payment to be made by Parent at the Closing, but shall be subject to adjustment after the Closing in accordance with the provisions of Section 2.8.

2.8 Post-Closing Adjustment.

(a) Subsequent to the Closing and subject to this Section 2.8, the Closing Cash Consideration shall be increased or decreased, as applicable, by the net result of Sections 2.8(a)(i) through (iv) below:

(i) (A) decreased by the amount (if any) by which the Estimated Cash Amount exceeds the Final Cash Amount as determined pursuant to Section 2.8(c), or (B) increased by the amount (if any) by which the Final Cash Amount as determined pursuant to Section 2.8(c) exceeds the Estimated Cash Amount;

(ii) decreased by the amount (if any) by which the Estimated Indebtedness Amount exceeds the Final Indebtedness Amount as determined pursuant to Section 2.8(c), or increased by the amount (if any) by which the Final Indebtedness Amount as determined pursuant to Section 2.8(c) exceeds the Estimated Indebtedness Amount;

(iii) decreased by the amount (if any) by which the Estimated Transaction Expenses Amount exceeds the Final Company Transaction Expenses Amount as determined pursuant to Section 2.8(c), or increased by the amount (if any) by which the Final Company Transaction Expenses Amount as determined pursuant to Section 2.8(c) exceeds the Estimated Company Transaction Expenses; and

(iv) decreased by the amount (if any) by which the Estimated Working Capital Adjustment Amount exceeds the Working Capital Adjustment Amount as finally determined pursuant to Section 2.8(c), or increased by the amount (if any) by which the Working Capital Adjustment Amount as finally determined pursuant to Section 2.8(c) exceeds the Estimated Working Capital Adjustment Amount.

The Closing Cash Consideration, as so increased or decreased by the net amount determined in accordance with this Section 2.8(a), shall be the “Final Cash Consideration” hereunder.

(b) Within 60 days after the Closing, Parent will deliver to the Sellers’ Representative a certificate (the “Closing Date Statement”), showing Parent’s calculation of the Cash Consideration as of the Closing Date, its calculations of each of the Final Cash Amount as of the Closing Date, the Final Working Capital Adjustment Amount as of the Closing Date, the Final Indebtedness Amount as of the Closing Date and the Final Company Transaction Expenses Amount as of the Closing Date, which certificate will be accompanied by appropriate documentation supporting the amounts and number proposed in such certificate.  If Parent does not deliver the Closing Date Statement within such 60-day period, then the Closing Statement shall be deemed to be conclusive, final and binding upon the Parties.  Each Party will provide the other reasonable access to all records in its possession that were used in the preparation of the Closing Statement and Closing Date Statement or that may otherwise be necessary for the preparation thereof.

(c) The Sellers’ Representative will review the Closing Date Statement and will give written notice (an “Objection Notice”) to Parent of any objections the Sellers’ Representative has to the Closing Date Statement within 30 days after receipt.  Such notice will set forth the Sellers’ Representative’s proposal as to each item to which the Sellers’ Representative objects together with appropriate support for such objections.  If the Sellers’ Representative does not deliver an Objection Notice within such 30-day period, then the Closing Date Statement shall be deemed to be conclusive, final and binding on the Parties.  Parent and the Sellers’ Representative will endeavor in good faith to resolve any objections within 30 days after the receipt by Parent of the Sellers’ Representative’s timely Objection Notice.  If such objections or disputes have not been resolved at the end of such 30-day period, the disputed portion only of the items contained in the Closing Date Statement will be determined within the following 30 days by a nationally recognized accounting firm mutually agreed upon by Parent and the Stockholders Representative (the “Arbitrator”), which shall be the exclusive means for resolution of such dispute, provided that, before the Parties’ referring any disputed items to the Arbitrator, the applicable Party shall pay to the other Party any adjustment to the Closing Date Statement or portion thereof that has been agreed to by Parent and the Sellers’ Representative and only those adjustments to the Closing Date Statement or portion thereof that are actually in dispute between Parent and the Sellers’ Representative shall be referred to the Arbitrator.  The Sellers’ Representative shall deliver to Parent (upon request after the giving of any objection to the Closing Date Statement) the work papers of the Sellers’ Representative generated in connection with its review of the Closing Date Statement.  The determination of the Arbitrator will, with respect to each item in dispute, be within the range for such item as proposed by Parent in the Closing Date Statement and the Sellers’ Representative in the Objection Notice.  Upon the mutual agreement of Parent and the Sellers’ Representative, or the decision of the Arbitrator, the Closing Date Statement, as adjusted for matters agreed to by the Parties or as determined by the Arbitrator (the “Final Closing Date Statement”), shall be final, conclusive and binding on the Parties.  The Cash, Indebtedness Amount, Company Transaction Expenses Amount and Working Capital Amount set forth in the Final Closing Date Statement shall be the “Final Cash Amount,” “Final Indebtedness Amount,” “Final Company Transaction Expenses Amount,” and “Final Working Capital Adjustment Amount” for all purposes hereunder.  Parent and the Sellers’ Representative (on behalf of the Sellers) will bear equally the expenses of the Arbitrator incurred in connection with such determination.

(d) In resolving any disputed item, the Arbitrator:  (i) shall be bound by the provisions of this Section 2.8, (ii) shall limit its decision to such items as are in dispute and (iii) shall make its determination based solely on presentations by Parent and the Sellers’ Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review).

(e) Within three (3) Business Days after the date on which the Final Closing Date Statement is determined in accordance with this Section 2.8, Parent and the Sellers’ Representative shall compute the difference, if any, between the Closing Cash Consideration and the Final Cash Consideration (calculated pursuant to Section 2.8(a)).  If the Closing Cash Consideration as determined above exceeds the Final Cash Consideration, then Parent shall be entitled to receive from the Working Capital Escrow the amount of such excess up to the entire amount of the Working Capital Escrow; provided, that, in the event the such excess amount is greater than the Working Capital Escrow, any such excess above the Working Capital Escrow shall be released from the Escrow Amount.  If the Closing Cash Consideration is less than or equal to the Final Cash Consideration, Parent shall promptly, and in any event within five (5) Business Days thereafter, cause the entire amount of the Working Capital Escrow to be released to the Paying Agent for the benefit of the Stockholders and, if applicable, Parent shall promptly deliver to the Paying Agent for the benefit of the Stockholders an amount in cash equal to the amount of any deficiency thereof.

2.9 Treatment of Stock Held by the Company

.  Any shares of Company Capital Stock owned by the Company immediately prior to the Effective Time shall be canceled without any conversion thereof pursuant to Section 2.6(a), and no payment shall be made with respect thereto.

2.10 Dissenting Shares.

(a) The Company shall comply with all requirements of Section 262 of the DGCL and shall keep Parent promptly informed of all matters relating thereto.

(b) Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, any shares of Company Capital Stock outstanding immediately prior to the Effective Time held by any holder who has not voted in favor of the Merger and is otherwise entitled to demand, and who properly demands, to receive payment of the fair value for such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted pursuant to Section 2.6(a) into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair value of such Dissenting Shares.  If, after the Effective Time, such holder fails to perfect or loses its right to demand or receive such payment, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration, without interest thereon, pursuant to Section 2.6(a).

(c) The Company shall give Parent (i) prompt notice and a copy of any notice of a Stockholder’s demand for payment or objection to the Merger, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands, objections and requests.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to any such demands, objections and requests and shall not settle (or offer to settle) any such demands, objections and requests or approve any withdrawal of the same.

2.11 Stock Options; Warrants; Put Warrants.

(a) Subject to the provisions of this ARTICLE II (including Section 2.14) and ARTICLE IX, the Company shall take all actions necessary (including passing any necessary resolutions of its Board of Directors) to cause all Stock Options to either be (i) exercised or (ii) canceled and extinguished and converted into only the right to receive an amount of cash, without interest thereon, equal to the excess, if any, of (x) the Per Share Amount over (y) the exercise price per share of such Stock Option, multiplied by the number of shares of Common Stock for which such Stock Option is exercisable (assuming the full exercisability thereof) immediately prior to the Effective Time (such amount payable in respect of shares of Common Stock into which a Stock Option is exercisable, the “Option Consideration”).  Notwithstanding anything to the contrary herein, no Option Consideration shall be paid in respect of any Stock Option more than five years after the Closing Date, unless a later payment date is permitted under Treasury Regulation Section 1.409A-3(g).

(b) Prior to the Effective Time, the Company shall take all actions necessary (including passing any necessary resolutions of its Board of Directors) (i) to give effect to the actions contemplated by Sections 2.11(a) and 5.9 and (ii) to terminate, effective prior to the Effective Time, the Company Stock Option Plan and all awards thereunder so that on and after the Effective Time no Person shall have any Stock Option, or any right to receive any equity interest in the Company or any other right or payment other than the Option Consideration (and, in each such case, without such actions creating any additional liability or other obligation of the Company).

(c) Prior to the Effective Time, the Company shall take all actions necessary, including entering any necessary agreements with holders of the Warrants and Put Warrants to cause all Warrants and Put Warrants to either be exercised, terminated or put to the Company on the terms thereof so that on and after the Effective Time no holder of a Warrant or Put Warrant shall have any right to purchase shares of Company Capital Stock, or any right to receive any equity interest in the Company or any other right or payment other than, as applicable, the Put Warrant Amount, or such Warrantholder’s Pro Rata Portion of the Merger Consideration, in each such case only if and to the extent not then paid (and without such actions creating any additional liability or other obligation of the Company).

2.12 Payments Certificate.

(a) At least two (2) Business Days prior to the expected the Effective Time, the Company shall deliver to Parent a certificate, in form and substance reasonably satisfactory to Parent, of its Chief Executive Officer (the “Payments Certificate”) setting forth the following information relating to each Seller:  (i) name, address (as listed in the corporate record books of the Company) and social security number or tax identification number (if known by the Company); (ii) the number and type of shares of Company Capital Stock held by such Person and the respective stock certificate numbers or the number and type of shares of Company Capital Stock subject to the Stock Options held by such Person (and whether such Stock Options are Payroll Options), each as of immediately prior to the Effective Time; (iii) the percentage of the Series A Liquidation Preference Cash Consideration, if any, payable to such Person; (iv) the percentage of the Series B Liquidation Preference Cash Consideration, if any, payable to such Person; (v) the percentage of the Series B-1 Liquidation Preference Cash Consideration, if any, payable to such Person; (vi) the percentage of the Series B-2 Liquidation Preference Cash Consideration, if any, payable to such Person; (vii) the percentage of the Common Stock Closing Cash Consideration payable to such Person; and (viii) in the event of any distribution of all or any portion of the Escrow Amount, Working Capital Escrow and Expense Fund to such Person, the percentage of any such distribution payable to such Person.

(b) The Company understands that Parent and the Paying Agent shall be entitled to rely on such certificate for the purposes of making any payments hereunder.

2.13 Capital Stock of Merger Sub.

  Each share of common stock, no par value per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.  Each stock certificate representing any shares of Merger Sub Common Stock shall continue after the Effective Time to represent ownership of such shares of capital stock of the Surviving Corporation.

2.14 Escrow.

(a) Notwithstanding anything to the contrary in this ARTICLE II, at the Effective Time and subject to and in accordance with the provisions of ARTICLE IX and the Escrow Agreement, Parent shall pay to the Escrow Agent, for deposit into an escrow fund (the “Escrow Fund”) on behalf of the Stockholders, an aggregate amount equal to four million five hundred thousand dollars ($4,500,000) (as increased from time to time by the amount of any interest, dividends, earnings and other income on such amount, the “Escrow Amount”), which amount shall be deemed to reduce the Closing Cash Consideration payable under this ARTICLE II and which shall be held by the Escrow Agent in accordance with ARTICLE IX and the Escrow Agreement.

(b) Notwithstanding anything to the contrary in this ARTICLE II, at the Effective Time and subject to and in accordance with the provisions of Section 2.8 and the Escrow Agreement, Parent shall pay to the Escrow Agent, for deposit into an escrow fund, the Working Capital Escrow, which amount shall be deemed to reduce the Closing Cash Consideration payable under this ARTICLE II and which shall be held by the Escrow Agent in accordance with Section 2.8 and the Escrow Agreement.

(c) The Escrow Fund shall be held in escrow and shall be available to compensate the Purchaser Indemnified Persons as provided in ARTICLE IX.  To the extent not used for such purposes, such funds shall be released as provided in ARTICLE IX hereof.  Each Seller’s allocation of the Escrow Fund and Working Capital Escrow shall equal (i) the Escrow Amount or Working Capital Escrow, as applicable, multiplied by (ii) a fraction, the numerator of which is the number of Equity Securities held by such Seller (calculated on an as-converted basis) as of the Effective Time and the denominator of which is the Fully Diluted Number (excluding any Equity Securities held by Dissenting Stockholders who have exercised appraisal rights) under this ARTICLE II.  Each Seller’s allocable interest in the Escrow Fund and Working Capital Escrow (calculated as a percentage based on such Stockholder’s contribution amount pursuant to the foregoing sentence relative to all contributed amounts to the Escrow Fund and Working Capital Escrow) and shall be referred to herein as a Seller’s “Sharing Percentage.”

(d) The Expense Fund shall be held in escrow by the Sellers’ Representative for payment of expenses incurred by the Sellers’ Representative pursuant to ARTICLE X.  Each Seller’s allocable interest in the Expense Fund shall be calculated based on such Seller’s Sharing Percentage of the Expense Fund.

2.15 Payment Mechanics.

(a) Designation of Paying Agent.  Prior to the Effective Time, Parent shall designate JPMorgan Chase Bank, NA to act as the Paying Agent in the Merger.

(b) Deposit With Paying Agent.

(i) Promptly following the Effective Time, but in no event later than one (1) Business Day following the Effective Time, Parent shall remit to the Paying Agent cash in an amount necessary to pay to all Sellers (other than holders of Dissenting Shares) the portions of the Closing Cash Consideration to which they are entitled hereunder in connection with the Closing (other than amounts payable to Sellers in respect to Payroll Options).

(ii) Parent’s delivery of the required portion of the Closing Cash Consideration to the Paying Agent (and, if applicable, any subsequent payment to the Paying Agent pursuant to Section 2.14), the Escrow Amount and Working Capital Escrow to the Escrow Agent, the Expense Fund to the Sellers’ Representative and the payment of the Company Transaction Expenses Amount as requested by the Company constitutes Parent’s full performance of its obligations with respect to the payment of the Merger Consideration for the Company Capital Stock in connection with the consummation of the Merger at Closing.  Paying Agent shall be solely responsible for the delivery of the required portion of the Closing Cash Consideration (and any and all subsequent disbursements of the Escrow Amount or Working Capital Escrow, or amounts received from Parent pursuant to Section 2.14) to the Sellers, which payments shall be made by Paying Agent in accordance with Section 2.12.  Neither the Company nor Parent shall be liable for allocation of particular deliveries and payments among the Sellers, or for any failure of the Paying Agent to make any such payment in accordance with this Agreement.

(c) Mailing of Letters of Transmittal; Exchange.

(i) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Effective Time outstanding shares of Company Capital Stock, a letter of transmittal in the form attached hereto as Exhibit D (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if applicable) shall pass, only upon delivery of the Certificates (if applicable) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify, including acknowledgement of the provisions of ARTICLE IX and ARTICLE X) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor.  Upon surrender of a Certificate (if applicable) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor payment of the Merger Consideration that such holder has the right to receive pursuant to Section 2.6, after giving effect to any applicable withholding Taxes, and the Certificate (if applicable) so surrendered shall forthwith be canceled.

(ii) In addition, promptly after the Effective Time, Parent shall cause to be mailed or delivered to each Optionholder of record a cash-out and release agreement (which shall specify that payment of the Option Consideration shall be made only upon delivery of the completed letter of transmittal, which shall be in such form and have such other provisions as Parent may reasonably specify, including acknowledgement of the provisions of ARTICLE IX and ARTICLE X).  Upon an Optionholder’s return of such cash-out and release agreement or warrant termination agreement, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, such Optionholder shall be entitled to receive in exchange therefor payment of the applicable Closing Cash Consideration that such holder has the right to receive pursuant to Section 2.11, and (i) Parent shall cause the Paying Agent to make such payment to such Optionholder within five (5) Business Days after such receipt with respect to all Stock Options held by such Optionholder that are not Payroll Options, and (ii) at Closing, Parent shall deliver an amount equal to the aggregate amount of Merger Consideration payable in respect of all Payroll Options and Parent shall cause the Company to make such payments to such Optionholders on the first practicable date after such receipt with respect to all Payroll Options held by such Optionholders.

(iii) Prior to the Effective Time, the Company shall obtain from each Warrantholder of record a warrant termination agreement reasonably acceptable to Parent.  Upon a Warrantholder’s return of such warrant termination agreement, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, such Warrantholder shall be entitled to receive in exchange therefor payment of the applicable Closing Cash Consideration that such holder has the right to receive pursuant to Section 2.11, and Parent shall cause the Paying Agent to make such payment to such Warrantholder within five (5) Business Days after such receipt with respect thereto.

(d) Non-Registered Holders.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate (if applicable) for the related shares of Company Capital Stock, then it will be a condition to such payment that (i) the Certificate (if applicable) so surrendered will be properly endorsed and otherwise in proper form for transfer and (ii) the Person requesting such exchange will have paid any transfer or other Taxes required by reason of such payment in a name other than the registered holder or will have established to the satisfaction of Parent (or any agent designated by Parent) that such Tax has been paid or is not applicable.

(e) Unclaimed Amounts.  At any time following six (6) months after the Effective Time, all cash deposited with the Paying Agent pursuant to Section 2.15(b) that remains undistributed to the Sellers shall be delivered to Parent upon demand, and thereafter the affected Sellers shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof and subject to this ARTICLE II.  In addition, notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or the Sellers’ Representative shall be liable to any Seller for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding of Tax.  Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Seller such amounts as Parent, the Surviving Corporation or the Paying Agent shall determine in good faith that they are required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the regulations promulgated and rulings issued thereunder, or any provision of federal, state, local or foreign Laws relating to Taxes.  Prior to such deduction or withholding from any Seller, the payor shall use commercially reasonable efforts to notify the applicable Seller of its intent to withhold or deduct any amount and such Seller may timely provide any properly completed forms or certificates which may reduce the amount of Tax that is required to be deducted or withheld.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be paid to the applicable Governmental Authority and will be treated for all purposes of this Agreement as having been paid as Merger Consideration to the Seller in respect of which such deduction and withholding were made.

2.16 Further Ownership Rights

.  The Merger Consideration paid in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Stock, Stock Options, Warrants and Put Warrants (including any rights to receive accumulated but undeclared dividends on such Company Capital Stock).  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Surviving Corporation, and from and after the Effective Time, the Stockholders shall cease to have any rights (including any rights to receive accumulated but undeclared dividends on any Company Capital Stock) with respect thereto except as otherwise provided for herein.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

2.17 Lost, Stolen or Destroyed Certificates

.  In the event any Certificates representing Company Capital Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay the applicable Merger Consideration in exchange for such lost, stolen or destroyed Certificates only upon the making of an affidavit of that fact by the holder thereof and the delivery of such other documents reasonably requested by the Paying Agent and Parent.

2.18 Closing

.  Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 8.1, and subject to the satisfaction of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than 10:00 a.m. (Eastern Standard Time) on the second Business Day (the “Closing Date”) following the date on which all the conditions set forth in ARTICLE VII shall have been satisfied (or waived in accordance with Section 11.2), unless another time and/or date is agreed to by Parent and the Company.  The Closing shall take place at the offices of Arnold & Porter llp, 555 Twelfth Street NW, Washington, DC 20004 or such other place as Parent and the Company otherwise agree.

ARTICLE III  — REPRESENTATIONS AND WARRANTIESOF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, in each case subject to the disclosures made in the Company Disclosure Schedule.  The disclosures included in any Section of the Company Disclosure Schedule shall be numbered to correspond to the applicable sections and subsections of this ARTICLE III and each other Section and subsection hereof where it is reasonably clear, upon a reading of such disclosure without any independent knowledge of the matter disclosed, that such disclosure applies to such other Section or subsection.

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the DGCL and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.  The Company has delivered to Parent true, complete and correct copies of its articles of incorporation and bylaws or comparable organizational documents as in effect on the date hereof.

(b) Section 3.1(b) of the Company Disclosure Schedules sets forth the names of each Subsidiary of the Company and shows for each Subsidiary:  (i) its jurisdiction of organization and each other jurisdiction in which it is qualified to do business; (ii) the authorized and outstanding capital stock or membership interests, as applicable; and (iii) the identity of and number of shares of such capital stock or membership interests owned of record by each holder thereof.  Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, none of the Company or any Subsidiary owns, directly or indirectly, any capital stock or other securities of any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise.

(c) Each Subsidiary is duly organized, validly existing and, where the concept or a similar concept is recognized, in good standing in its jurisdiction of organization, with all requisite corporate or limited liability company power to own, lease and operate its Properties and to carry on its business as now being conducted.  Each Subsidiary is duly qualified and/or licensed to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which the nature of its business or ownership or leasing of its Properties makes such qualification or licensing necessary.

(d) No Shareholder nor the Company has granted to any Person any preemptive or other similar rights with respect to any of the capital stock or limited liability company interests of any such Subsidiary and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by any Shareholder or the Company relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of such Subsidiary or obligating such Subsidiary or any other Person to purchase or redeem any of such equity interests or other equity securities.

3.2 Organizational Documents

.  The Company has made available to Parent, on or prior to the date hereof, true, complete and correct copies of the Company Charter and the Company’s bylaws, as modified, supplemented, amended or restated as of the date of this Agreement.  The Company Charter and the Company’s bylaws are in full force and effect, and no other organizational documents are applicable to or binding upon the Company.  Neither the Company Charter nor the Company’s bylaws restrict or limit the ability of the holders of Company Capital Stock to act by written consent in lieu of a meeting.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 271,000,000 shares, consisting of (i) 150,000,000 shares of Common Stock, (ii) 3,000,000 shares of Series A Preferred Stock, (iii) 15,000,000 shares of Series B Preferred Stock, (iv) 35,000,000 shares of Series B-1 Preferred Stock and (v) 14,000,000 shares of Series B-2 Preferred Stock.  With respect to such authorized capital stock, (I) (1) 13,370,209 shares of Common Stock are issued and outstanding, (2) 16,143,026 shares of Common Stock are duly reserved for future issuance pursuant to Stock Options outstanding as of the date of this Agreement, (3) 3,221,115 shares of Common Stock are duly reserved for future issuance upon conversion of shares of Series A Preferred Stock outstanding as of the date of this Agreement, (4) 26,841,261 shares of Common Stock are duly reserved for future issuance upon conversion of shares of Series B Preferred Stock outstanding as of the date of this Agreement, (5) 33,637,207 shares of Common Stock are duly reserved for future issuance upon conversion of shares of Series B-1 Preferred Stock outstanding as of the date of this Agreement, (6) 13,046,486 shares of Common Stock are duly reserved for future issuance upon conversion of shares of Series B-2 Preferred Stock outstanding as of the date of this Agreement, and (7) 2,090,000 shares of Common Stock are duly reserved for future issuance upon exercise of the Warrants to purchase Common Stock and 85,000 shares of Series B Preferred Stock are duly reserved for future issuance upon exercise of the Warrants to purchase Series B Preferred Stock , (II) 2,903,207 shares of Series A Preferred Stock are issued and outstanding, (IV) 14,243,945 shares of Series B Preferred Stock are issued and outstanding, (V) 32,864,988 shares of Series B-1 Preferred Stock are issued and outstanding, (VI) 13,046,485 shares of Series B-2 Preferred Stock are issued and outstanding, and (VII) no shares of Common Stock and no shares of Preferred Stock are owned beneficially or of record by the Company.  Section 3.3(a) of the Company Disclosure Schedule sets forth the following information relating to each Seller:  (i) its name and address (as listed in the corporate record books of the Company) and (ii) the number and class or series of shares of Company Capital Stock held by such Person and the respective certificate numbers.

(b) None of the outstanding shares of Company Capital Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right.  Except as set forth in Section 3.3(a), no shares of voting or non-voting capital stock, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding.  Of the outstanding Stock Options, Stock Options to purchase in the aggregate 9,075,429 shares of Common Stock have been granted under the Company Stock Option Plan, complete and accurate copies of all of which agreements have been made available to Parent (or, if on a standard form, such standard form and the pages indicating the Optionholder and the number of applicable Stock Options have been made available to Parent).  Section 3.3(a) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Stock Options, Warrants, Put Warrants and all other options and rights to purchase Company Capital Stock, together with the number of shares of Company Capital Stock subject to such security, the date of grant or issuance, the exercise price and the expiration date of such security and the aggregate number of shares of Company Capital Stock subject to such securities.  No Stock Option shall entitle the Optionholder thereof to receive anything after the Merger in respect of such Stock Option other than the Option Consideration due to such Optionholder under Section 2.11(a) hereof.  All outstanding shares of Company Capital Stock are validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws.  Except for the Company Capital Stock, there are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights (other than the Stock Options, the Warrants and the Put Warrants, convertible into, or exchangeable for, securities with voting rights) on any matters on which Stockholders may vote.

(c) Except as described in Sections 3.3(a) and 3.3(a), there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation.  Except as set forth in the Company Charter, there are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company.  There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business consistent with past practice) to cause the Company to register its securities or which otherwise relate to the registration of any securities of the Company.  Except as set forth on Section 3.3(c) of the Company Disclosure Schedule and Consent Agreements, there are no voting trusts, proxies or other Contracts of any character to which the Company or, to the Knowledge of the Company, any of the Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company.

(d) Payment of the Merger Consideration pursuant to this Agreement shall satisfy any and all rights of all holders of any Equity Interests or any rights thereto and under applicable Law, in each case, in connection with the Merger and the other transactions contemplated by this Agreement such that at the Effective Time, no Person shall have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest of the Company or any of its Subsidiaries, upon consummation of the Merger and the transactions expressly contemplated in connection therewith the only outstanding shares of capital stock of the Company and its Subsidiaries will be owned by Parent or the Company, as applicable, and there will be no existing options, warrants, or other rights to purchase or otherwise acquire any such shares of capital stock.

3.4 Authority; Enforceability

.  The Company has all necessary corporate or other power and authority to execute and deliver this Agreement, each Transaction Document to which it is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement, each other Transaction Document and each instrument required to be executed and delivered by it prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Company’s Board of Directors and have been duly and validly authorized by all corporate or similar action, and no other corporate or similar proceedings on the part of the Company are necessary to authorize this Agreement, any Transaction Document to which it is a party or any instrument required to be executed and delivered by it prior to or at the Closing or the consummation of transactions contemplated hereby or thereby, other than the Stockholder Approval.  Each of this Agreement, the other Transaction Documents to which the Company is a party and each instrument required to be executed and delivered by it prior to or at the Closing has been duly and validly executed and delivered by the Company and the Stockholder’s Representative and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.5 Required Vote

.  The Board of Directors of the Company, in accordance with the DGCL, Company Charter and the Company’s bylaws, has, either by written consent or at a meeting duly called and held prior to the execution of each Transaction Document to which the Company is a party, (a) approved and declared advisable this Agreement and each other Transaction Document to which the Company is a party, (b) resolved to recommend and has recommended the approval and adoption of this Agreement and the Merger to the Stockholders and (c) directed that this Agreement and the Merger be submitted to the holders of Company Capital Stock for their approval and adoption.  The affirmative vote of (1) holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis and (2) holders of a majority of all the outstanding shares of Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (such votes referred to collectively as the “Stockholder Approval”) are the only votes, approvals or other corporate actions of the holders of Company Capital Stock or of any other security of the Company necessary to approve, authorize and adopt this Agreement, the Merger, the other Transaction Documents and the other transactions contemplated hereby and thereby and to consummate the Merger and the other transactions contemplated hereby and thereby.  After receipt of the Stockholder Approval, which is anticipated to occur promptly after the execution and delivery of this Agreement, the Merger and this Agreement will be duly and validly adopted and approved, and no further vote, approval or other action on the part of any holder of Company Capital Stock or of any other security of the Company will be required to approve or adopt this Agreement, the Merger, the other Transaction Documents and the other transactions contemplated hereby and thereby or to consummate the Merger and the other transactions contemplated hereby and thereby.

3.6 No Conflict; Required Filings and Consents

.  Except as set forth on Section 3.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing shall not, (a) conflict with or violate the Company Charter or the Company’s bylaws, (b) conflict with or violate any Law or Order applicable to the Company or by which any of their respective properties, rights or assets is bound or affected, except any such conflict or violation that would not reasonably be expected to have a Material Adverse Effect, (c) result in any breach or violation of, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of the Company pursuant to, any Material Contract to which the Company is a party or by which such Person or its properties, rights or assets is bound or affected, except any such breach, violation default, impairment, alteration, right or Lien that would not reasonably be expected to have a Material Adverse Effect or (d) require the Company to obtain any Approval of any Person or Governmental Authority, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Authority, except for, in the case of this clause (d), (i) the Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedule sets forth (in subsections corresponding to the subsections hereof) a true and complete list, and if oral, an accurate summary, the following Contracts to which the Company or any of its Subsidiaries is a party or by which it or any of its properties, rights or assets are bound that are material to the Company, any of its Subsidiaries or the operation of the Company’s or its Subsidiaries’ business as conducted or as planned to be conducted, regardless of whether such Contracts have been entered into in the ordinary course of business consistent with past practice (collectively, the “Material Contracts”):

(i) (A) employment Contracts or consulting Contracts with any employee, independent contractor or consultant of the Company or any of its Subsidiaries (except offer letters for at-will employment, other than offer letters issued but not yet accepted, which shall be included), and all severance, change in control, retention or similar Contracts with any current or former Stockholders, directors, officers, employees, independent contractors, consultants or agents of the Company or any of its Subsidiaries that would result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment to any current or former Stockholders, directors, officers, employees, independent contractors, consultants or agents of the Company or any of its Subsidiaries in excess of $50,000 following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship) or both; and (B) labor or collective bargaining Contracts (if any);

(ii) Contracts involving revenues, receipts, expenditures or liabilities in excess of $50,000 per annum or $100,000 in the aggregate that are not cancelable by the Company or any of its Subsidiaries (without penalty, cost or other liability) upon sixty (60) days’ notice or less (other than any such Contracts with customers which do not differ, in form or substance, in any material respect from the Company’s standard form of customer contracts (the “Standard Customer Contract”), a copy of which has been made available to Parent; provided, however, that the inclusion of an amendment, exhibit, schedule, annex or other hand-marked, typed or other alteration to any Standard Customer Contract which contains material terms, other than the Company’s standard pricing exhibit or schedule, shall be deemed a material difference from the Standard Customer Contract);

(iii) Contracts for the provision of goods and/or services by Company to the Company’s top ten (10) customers as measured by total revenue for the year ending December 31, 2013;

(iv) (A) promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments and Contracts relating to the borrowing or lending of money, whether as borrower, lender or guarantor; (B) any interest rate swaps, caps, floors or option Contracts or any other interest rate risk management arrangement or foreign exchange Contracts; (C) performance or payment guarantees, letters of credit, security agreements, pledges, keep-well arrangements and other similar credit support obligations or arrangements; and (D) Contracts involving any obligation or liability of the Company or any of its Subsidiaries (whether absolute, accrued, contingent or otherwise), as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

(v) (A) Contracts containing any limitation on the freedom of the Company, any of its Subsidiaries or any of their respective Affiliates (or which, following the Effective Time, would purport to limit the freedom of Parent or any of its Affiliates) to engage in any line of business or compete with any Person or to operate at any location in the world, including non-competition, non-solicitation and standstill obligations, exclusivity rights and “most favored nation” provisions; (B) except for the Bridge Notes, Warrants, Put Warrants and the Stock Options, Contracts that grant to any Person any options, rights of first refusal, first offer or co-sale or similar preferential rights to purchase any material assets, properties or securities of the Company or any of its Subsidiaries; or (C) Contracts requiring the Company or any of its Subsidiaries to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor;

(vi) joint venture or partnership agreements or joint development, distribution or similar Contracts pursuant to which any third party is entitled or obligated to develop or distribute any products or provide any services on behalf of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is entitled or obligated to develop or distribute any products or provide any services on behalf of any third party;

(vii) Contracts for the acquisition, directly or indirectly (by merger or otherwise) of assets (whether tangible or intangible) or capital stock of another Person;

(viii) Contracts involving the issuance or repurchase of any capital stock of the Company or any of its Subsidiaries;

(ix) Contracts providing for the purchase, sale or license of products, material, supplies, equipment or services requiring payments to or from the Company or any of its Subsidiaries in excess of $50,000 per annum that (A) are not terminable by the Company upon sixty (60) days’ notice or less without cost or other liability or (B) contain an escalation clause (other than any Contracts with customers which do not differ, in form or substance, in any material respect from the Standard Customer Contract; provided, however, that the inclusion of an amendment, exhibit, schedule, annex or other hand-marked, typed or other alteration to any Standard Customer Contract which contains material terms, other than the Company’s standard pricing exhibit or schedule, shall be deemed a material difference from the Standard Customer Contract);

(x) Contracts requiring payments to or from the Company or any of its Subsidiaries in excess of $50,000 per annum (A) with distributors, dealers, manufacturer’s representatives, sales agencies, advertising agencies or franchisees for or of the Company or any of its Subsidiaries, (B) pursuant to which the Company or any of its Subsidiaries has agreed to act as a distributor, dealer, manufacturer’s representative, sales agent, advertising agents or franchisee for or of another Person and (C) providing for the payment of a commission, royalty, brokerage, finder’s or referral or similar fee calculated as or by reference to a percentage of the revenues or profits of the Company, any of its Subsidiaries or of their business segment or product of the Company or any of its Subsidiaries (other than arrangements to pay commissions or fees to employees in the ordinary course of business consistent with past practice and any Contracts with customers which do not differ, in form or substance, in any material respect from the Standard Customer Contract; provided, however, that the inclusion of an amendment, exhibit, schedule, annex or other hand-marked, typed or other alteration to any Standard Customer Contract which contains material terms, other than the Company’s standard pricing exhibit or schedule, shall be deemed a material difference from the Standard Customer Contract);

(xi) leases, subleases or similar contracts requiring payments to or from the Company or any of its Subsidiaries in excess of $50,000 per annum representing an interest in or in respect of (A) any real property or (B) any material rights, assets or property (other than Company Products or Intellectual Property);

(xii) Contracts entered into by the Company or any of its Subsidiaries (or to which it is otherwise subject to) with respect to Intellectual Property, Software, Systems or Company Products, that include the licensing or other acquisition of rights or waiver of rights in connection therewith and the development and improvement thereof, including Inbound Licenses and Outbound Licenses (other than (i) Contracts for off-the-shelf, commercially available, shrinkwrap, or clickwrap Software or similar Contracts with annual fees of less than $5,000 on a per-seat basis (“Off-the-Shelf Software”); (ii) Open Source Licenses; (iii) standard terms of sale, terms of use, terms of service, subscription agreements, clickthrough and similar agreements and other Contracts for Company Products entered into in the ordinary course of business consistent with past practice; and any Contracts with customers which do not differ, in form or substance, in any material respect from the Standard Customer Contract; provided, however, that the inclusion of an amendment, exhibit, schedule, annex or other hand-marked, typed or other alteration to any Standard Customer Contract which contains material terms, other than the Company’s standard pricing exhibit or schedule, shall be deemed a material difference from the Standard Customer Contract);

(xiii) Contracts, directly or indirectly, with any Governmental Authority, including as subcontractor or otherwise, or with any Person for the provision of goods, services or rights to or on behalf of any Governmental Authority (other than any Contracts with customers which do not differ, in form or substance, in any material respect from the Standard Customer Contract; provided, however, that the inclusion of an amendment, exhibit, schedule, annex or other hand-marked, typed or other alteration to any Standard Customer Contract which contains material terms, other than the Company’s standard pricing exhibit or schedule, shall be deemed a material difference from the Standard Customer Contract);

(xiv) barter or multi-element Contracts, or Contracts or series of Contracts pursuant to which the Company performs revenue generating activities and another party thereto provides services to the Company requiring payments to or from the Company or any of its Subsidiaries;

(xv) Contracts in which the Company or any of its Subsidiaries provides advertising services to the counterparty while at the same time purchasing goods or services from the same counterparty, whether or not documented in a single Contract, or a series of related Contracts;

(xvi) Contracts with any Stockholder or Affiliate of the Company or any of its Subsidiaries, including any agreements with directors or officers (other than Contracts covered by Section 3.7(a)(i)) of the Company or any of its Subsidiaries whereby the Company or any of its Subsidiaries agreed to indemnify such director or officer;

(xvii) Contracts subjecting the Company or any of its Subsidiaries to any non-competition, non-solicitation, exclusive dealing or similar restriction on the Company’s or any Subsidiary’s business;

(xviii) Contracts that were not entered into in the ordinary course of business consistent with past practice (other than Contracts already covered by Section 3.7(a)(i) through (xvii));

(xix) Contracts that, if terminated, could reasonably be expected to have a Material Adverse Effect (other than Contracts already covered by Section 3.7(a)(i) through (xvii));

(xx) All other Contracts that are material to the Company, any of its Subsidiaries or the operation of the Company’s or its Subsidiaries’ business as conducted or as planned to be conducted (other than Contracts already covered by Section 3.7(a)(i) through (xvii) without consideration of any dollar thresholds set forth in such subsection or number of Contracts required to be disclosed pursuant to such subsection); and

(xxi) Contracts to enter into any Material Contract described in preceding paragraphs (i) through (xx), inclusive.

True and complete copies of all Material Contracts have been made available to Parent by the Company.

(b) Each Material Contract is in full force and effect, is a valid and binding obligation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, of each other party thereto and is enforceable in accordance with its terms against the Company or any of its Subsidiaries and against each other party, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), and such Material Contracts will continue to be valid, binding and enforceable with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, with respect to the each other party thereto in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), and in full force and effect with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, with respect to the each other party thereto immediately following the consummation of the transactions contemplated hereby, with no alteration or acceleration or increase in fees or liabilities as a result thereof.  The Company or any of its Subsidiaries are not or, to the Knowledge of the Company, is not alleged to be, and, to the Knowledge of the Company, no other party is or is alleged to be, in default under, or in breach or violation of, any Material Contract, and no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation which could reasonably be expected to have a Material Adverse Effect.

3.8 Compliance

. Each of the Company and any of its Subsidiaries is, and at all times prior to the date hereof during which any applicable statute of limitations or Contract term has not yet terminated (or otherwise been waived, tolled, amended or otherwise extended) has been, in compliance in all material respects with, and is not in material default or violation of, (a) the Company Charter and or the Company’s bylaws, (b) any Law or Order by which it or any of its properties, rights or assets are bound or affected and (c) the terms of all bonds, indentures, Contracts, permits, franchises and other instruments or obligations to which it is a party or by which it or any of its properties, rights or assets are bound or affected.  Each of the Company and any of its Subsidiaries is in material compliance with the terms of all applicable Approvals.  Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of Company, oral notice of any revocation or modification of any material Approval of any Governmental Authority or that the Company or any of its Subsidiaries is not in compliance with any Approval or any Law or Order.  No investigation or review is pending or, to the Knowledge of Company, threatened by any Government Authority with respect to any alleged violation by Company of any Law or Order.

3.9 Financial Statements

.  Section 3.9 of the Company Disclosure Schedule contains a true and complete copy of the (i) the audited consolidated balance sheets of the Company and any of its Subsidiaries as of December 31, 2012 and December 31, 2013 (including the notes thereto, if any), and the related audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal years then ended, (ii) unaudited consolidated balance sheet of the Company and any of its Subsidiaries as of March 31, 2014 and the related unaudited consolidated statement of operations, and consolidated statement of cash flows for the three (3) months then ended (collectively, (i) and (ii), the “Financial Statements”).  December 31, 2013 is referred to herein as the “Balance Sheet Date.”  The Financial Statements were prepared on the basis of the books and records of the Company and any of its Subsidiaries kept in the ordinary course consistent with past practice and in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as may be disclosed in the notes thereto, provided, that, the unaudited financial statements, lack footnotes and other presentation items and changes resulting from normal year-end-adjustments, none of which are material, individually or in the aggregate) applied on a consistent basis throughout the periods indicated and fairly present in all material respects the consolidated financial position of the Company and any of its Subsidiaries as of the respective dates thereof and for the periods indicated.

3.10 Absence of Certain Changes or Events

.  Since the Balance Sheet Date:

(a) There has not been any fact, event, change, development, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and any of its Subsidiaries have conducted its respective business only in the ordinary course of business consistent with past practice.

(c) There has not been any change by the Company or any of its Subsidiaries in its accounting or cash management methods, principles or practices (including with respect to reserves, revenue recognition, timing for payments of payments of accounts payable and collections of accounts receivable) or any revaluation by the Company and any of its Subsidiaries of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable.

3.11 No Undisclosed Liabilities; No Indebtedness

.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Company and any of its Subsidiaries have no Liabilities, and there is no existing fact, condition or circumstance that could reasonably be expected to result in such liabilities or obligations, except Liabilities (i) disclosed in the December 31, 2013 Financial Statements or (ii) incurred since December 31, 2013 in the ordinary course of business consistent with past practice (but excluding any incurrence of Indebtedness) in amounts that individually and in the aggregate are not material to the Company.

3.12 Absence of Litigation, Claims and Orders

.  There is no (a) Claim pending or, to the Knowledge of the Company, threatened on behalf of or against the Company, any of its Subsidiaries or any of their respective properties, rights or assets (including cease and desist letters or requests for a license), (b) Order outstanding to which the Company, any of its Subsidiaries or any of their respective properties, rights or assets is subject, and (c) Claims pending or, to the Knowledge of Company, threatened on behalf of or against the Company or any of its Subsidiaries that questions or challenges (i) the validity of this Agreement or any other Transaction Document to which it is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Document to which it is a party or in connection with the transactions contemplated hereby and thereby.  Neither the Company nor any of its Subsidiaries is subject to any outstanding Claim or Order, and neither the Company nor any of its Subsidiaries has received a Claim or demand for payment, or has no Knowledge of any basis for the same, against it in respect of this Agreement, any Transaction Document to which it is a party or the transactions contemplated hereby and thereby.

3.13 Employee Benefit Plans.

(a) Section 3.13(a)(i) of the Company Disclosure Schedule lists all material Employee Plans.  “Employee Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA) and all bonus, stock option, stock purchase, stock appreciation, incentive, deferred compensation, retirement, supplemental retirement, severance, change in control, golden parachute, vacation, welfare, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, fringe and all other employee benefit plans, programs, agreements, policies or arrangements and all employment, consulting, advisory, executive compensation or severance Contracts, agreements or funds (other than offer letters for at-will employment that do not provide for severance), whether or not subject to ERISA, formal or informal, written or oral, (i) for the benefit of, or relating to, any present or former employee, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries currently entered into, contributed to, established by, participated in and/or maintained by the Company, any of its Subsidiaries or any of its “ERISA Affiliates” (defined as any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code) or (ii) under which the Company, any of its Subsidiaries or any of its ERISA Affiliates has or may have any liability or obligation, whether or not such plan is terminated.  With respect to each material Employee Plan, on or before the Closing Date, the Company and any of its Subsidiaries have made available to Parent current, correct and complete copies of (where applicable) (A) all plan documents (including trust agreements), summary plan descriptions, summaries of material modifications, amendments and resolutions related to such Employee Plans, (B) the most recent determination letters or opinion letters received from the Internal Revenue Service (the “IRS”), and all material communications to or from the IRS or any other Governmental Authority relating to each such Employee Plan, (C) the three most recent Form 5500 Annual Reports, (D) the most recent audited financial statements and actuarial valuation reports and (E) all insurance Contracts and third party administrative Contracts related to each such Employee Plan.  Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Employee Plan that would affect any current or former employee, director, independent contractor, consultant or other service provider of or to the Company, any of its Subsidiaries or any ERISA Affiliate, other than as required to comply with applicable Law.

(b) (i) There has been no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Plan that would reasonably be expected to result in material liability to the Company or any or its Subsidiaries or any ERISA Affiliate; (ii) there are no Claims pending with respect to any Employee Plan (other than routine claims for benefits) or, to the Knowledge of the Company, threatened or anticipated against any Employee Plan or against the assets of any Employee Plan, or against the Company, any of its Subsidiaries or any ERISA Affiliate, nor are there any current or, to the Knowledge of the Company, threatened, Liens on the assets of any Employee Plans or Liens on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate under ERISA or Subchapter D of Chapter 1 of the Code, nor, to the Knowledge of the Company, does any condition exist that presents a material risk of any such Lien arising (iii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Claims; (iv) no written or oral communication has been received from any Governmental Authority concerning the funded status of any Employee Plan or any transfer of assets or liabilities from or to any Employee Plan; (v) there is no judgment, decree, injunction, rule or order of any Court, Governmental Authority or arbitrator outstanding against or in favor of any Employee Plan, and there are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Authority involving any Employee Plan; (vi) each Employee Plan conforms to, and in its operation and administration has been established and administered in all material respects in compliance with the terms thereof and requirements of any and all applicable Law (including but not limited to ERISA and the Code); (vii) the Company, any of its Subsidiaries and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan and are not in default under or violation of, and have no Knowledge of any default or violation by any other Person with respect to, the Employee Plans; (viii) each Employee Plan intended to qualify under Section 401(a) of the Code is to the Knowledge of the Company, so qualified (and each corresponding trust is, to the Knowledge of the Company, exempt under Section 501 of the Code), and has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which would reasonably be expected to adversely affect such qualification (or exemption) or, to the Knowledge of the Company, require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified or exempt status of such Employee Plan; (ix) all contributions required to be made to any Employee Plan pursuant to its terms, the requirements of ERISA or the Code or any collective bargaining agreement, or otherwise, have been made on or before their due dates and all obligations in respect of each Employee Plan have been properly accrued and reflected in the Financial Statements, except as would not reasonably be expected to result in material liability to the Company or any ERISA Affiliate; (x) no event has occurred and, to the Knowledge of the Company, no condition exists that would subject the Company or any of its Subsidiaries (either directly or by reason of its affiliation with any ERISA Affiliate), any Employee Plan or any related trust to any material Tax, fine, Lien, penalty or other material liability imposed by ERISA or Chapter 43 of the Code; (xi) no “reportable event” (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan; (xii) all payments, awards, grants or bonuses made or other property provided pursuant to any Employee Plan have been fully deductible by the Company or any of its Subsidiaries; and (xiii) each of the Employee Plans that is intended to satisfy the requirements of Sections 125, 423 or 501(c)(9) of the Code satisfies such requirements in all material respects.

(c) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has ever incurred any liability under such Title IV, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any of its ERISA Affiliates of incurring any liability under such Title IV.  No Employee Plan is subject to Sections 302, 303, 304 or 305 of ERISA or Sections 412, 430, 431 or 432 of the Code.  None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has incurred any liability under such Sections, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring a liability under such Sections.  No Employee Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) (a “Multiple Employer Welfare Arrangement”), or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control (within the meaning of Section 4063(a) of ERISA), and none of the Company nor any of its ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan, any Multiple Employer Welfare Arrangement or any single employer plan that has two or more contributing sponsors at least two of whom are not under common control.

(d) Each Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state law, Section 4980D of the Code, Part 7, Subtitle B, Title I of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, to the extent such requirements are applicable.  No Employee Plan or other written or oral agreement exists which obligates the Company to provide benefits (whether or not insured) to any current or former employee, consultant or other service provider of or to the Company following such current or former employee’s or consultant’s termination of employment or consultancy with the Company, other than (i) COBRA Coverage or coverage mandated by state Law (including coverage provided as part of a severance arrangement and disclosed in Section 3.13(d) of the Company Disclosure Schedule), or (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).  No Employee Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(e) Each compensation arrangement between the Company and a service provider to the Company and each Employee Plan that is subject to Section 409A of the Code complies in all material respects with the applicable requirements of Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such arrangement or Employee Plan).

(f) Neither the execution of this Agreement nor any other Transaction Document, nor the Stockholder Approval, nor the transactions contemplated by this Agreement or any Transaction Document (whether alone or in connection with any other events), could result in or, to the Knowledge of Company, is a precondition to (i) any current or former employee, director or service provider of or to the Company or any of its Subsidiaries becoming entitled to any severance pay or any increase in severance pay upon any termination of employment, (ii) the acceleration of the time of payment or vesting of, or  any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or any increase in the amount payable under, or in any other material obligation pursuant to, any of the Employee Plans, or (iii) the renewal or extension of the term of any Employee Plan regarding the compensation of any current or former employee, director or service provider of or to the Company or any of its Subsidiaries.  Except for individual contractual arrangements that may be amended or terminated only in accordance with their terms, each Employee Plan may be amended or terminated without material liability to the Company or any of its Subsidiaries, other than liability for accrued benefits through the date of the amendment or termination and reasonable administrative costs of amending or terminating such Employee Plan.

(g) There are no Employee Plans and there are no other Contracts, plans or arrangements (written or otherwise, including this Agreement or any Transaction Document) covering any current or former employee, director, officer, shareholder or independent contractor of the Company or any of its Subsidiaries that, individually or collectively, could reasonably be expected to give rise to the payment of any amount or benefit that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(h) No Employee Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(i) All workers’ compensation benefits paid or payable to any current or former employee, director or other service provider of or to the Company or any of its Subsidiaries are fully insured by a third party insurance carrier.

(j) No Employee Plan is maintained outside the jurisdiction of the United States or covers any employee or consultant or independent contractor or other service provider residing or working outside the United States, and no material liability or obligation of the Company or any of its Subsidiaries exists with respect to any employee benefit plan, program or arrangement maintained outside of the jurisdiction of the United States or covering any employee or consultant or independent contractor or other service provider residing or working outside the United States.

(k) Each Person who performs or renders services to or for the Company and any of its Subsidiaries has been, and is, properly classified by the Company as an employee, contractor or consultant for the purpose of the Employee Plans.  Neither the Company nor any of its Subsidiaries have or has had any obligations to provide benefits with respect to such Persons classified as contractors or consultants under any Employee Plan.  Neither the Company nor any of its Subsidiaries employ, or has employed, any “leased employees” as defined in Section 414(n) of the Code.  The Company is not a party to any Contract with a professional employer organization.

(l) Other than the Company’s 401(k) plan, no Employee Plan is a pension plan, within the meaning of Section 3(2) of ERISA.

3.14 Employment and Labor Matters.

(a) Section 3.14(a)(1) of the Company Disclosure Schedule identifies (i) all directors and officers of the Company and any of its Subsidiaries as of the date of this Agreement and their respective titles, (ii) all employees and consultants employed or engaged by the Company and any of its Subsidiaries as of the date of this Agreement, and (iii) for each individual identified in clause (i) or (ii) with 2013 compensation in excess of $75,000, such Person’s Form W-2 or 1099 compensation for 2013, job title and date of hire or commencement of engagement (provided that the Company and any of its Subsidiaries shall furnish an updated schedule with respect to clauses (ii) and (iii) for new hires and terminations after the date hereof, subject to Section 5.1, in an updated Section 3.14(a)(1)(ii) and 3.14(a)(1)(iii) of the Company Disclosure Schedule, as of the Closing Date.  Section 3.14(a)(2) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all accrued vacation time for all employees of the Company and any of its Subsidiaries as of the date hereof and the value of all such accrued vacation time based on each such employees’ compensation level in effect (the “Accrued Vacation Amount”) as of the Effective Time.

(b) Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, there are no currently-effective employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company, on the one hand, and any current or former Stockholder, Affiliate, officer, director, employee, consultant, labor organization or other representative of any of the Company’s or any Subsidiary’s employees, on the other hand (except for offer letters for at-will employment, other than outstanding offer letters issued but not yet accepted, which shall be included), nor is any such Contract presently being negotiated.

(c) Neither of the Company or any of its Subsidiaries is delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, benefits, contributions or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law.  None of the Company’s or any Subsidiary’s employment policies or practices are currently being audited or, to the Knowledge of the Company, investigated by any Governmental Authority or Court.  There is no pending or, to the Knowledge of the Company, threatened Claim, unfair labor practice charge or other charge or inquiry against the Company or any of its Subsidiaries brought by or on behalf of any current, prospective or former employee, consultant, independent contractor, retiree, labor organization or other representative of the Company’s or any Subsidiary’s employee or other individual or any Governmental Authority with respect to employment practices brought by or before any Court or Governmental Authority, nor is there or has there been any audit or investigation related to the Company’s classification of independent contractors and consultants.  The Company has properly classified its employees as exempt or non-exempt in accordance with the Fair Labor Standards Act in all material respects.

(d) (i) There are no Claims pending or, to the Knowledge of the Company, threatened, between the Company, any of its Subsidiaries and any of their respective employees, consultants or independent contractors; (ii) neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company or any of its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees, consultants or independent contractors of the Company or any of its Subsidiaries; (iii) there have been no strikes, slowdowns, work stoppages, lockouts or, to the Knowledge of the Company, threats thereof by or with respect to any employees, independent contractors or consultants of the Company or any of its Subsidiaries, and (iv) there are no employment-related grievances or any internal investigation of any complaints of employment Law violations pending or, to the Knowledge of the Company, threatened.  To the Knowledge of the Company, there are no pending workers’ compensation claims regarding any employee of the Company.  Neither the Company nor any of its Subsidiaries is party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices.  The Company and its Subsidiaries are in material compliance with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, including the obligations that the Company or any of its Subsidiaries may have under the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and any similar state or local statute, rule or regulation, and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise.  Neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as those terms are defined in WARN or similar Laws) affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries without complying with all provisions of WARN or similar Laws or implemented any early retirement, separation or window program, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future.

(e) Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of the Company’s or any Subsidiary’s respective employees, consultants or independent contractors is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any Court or Governmental Authority that would interfere with the use of such Person’s reasonable efforts to promote the interests of the Company or any of its Subsidiaries or that would conflict with the Company’s or any Subsidiary’s business as conducted and as proposed to be conducted.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, no officer or employee of the Company or any of its Subsidiaries has provided any notice to the Company or any of its Subsidiaries, as applicable, of his or her intent, or to the Knowledge of the Company, has any present intent, to terminate his or her employment with the Company or any of its Subsidiaries.

(g) All of the Company’s and any Subsidiary’s employees are “at will” employees, subject to any termination notice provisions included in its employment agreements or required under applicable Law, and, to the Knowledge of the Company, there is no circumstance that could give rise to a valid claim by a current or former employee, independent contractor or consultant of the Company or any of its Subsidiaries for compensation on termination of employment.

(h) To the Knowledge of the Company, each of the Company’s and any Subsidiary’s employees is currently devoting substantially all of his or her business time to the conduct of the business of the Company or any of its Subsidiaries.

3.15 Title to Properties, Rights and Assets; Leases.

(a) Each of the Company and any of its Subsidiaries has good and marketable title to all of its real or personal properties (whether owned or leased, tangible or intangible), rights and assets, free and clear of all Liens.  This Section 3.15(a) shall not apply to the Company’s or its Subsidiary’s Intellectual Property for which Section 3.17 shall exclusively apply.

(b) Neither the Company nor any of its Subsidiaries own any real property or other interest therein, other than interests in the Real Property as described in Section 3.7(a)(xi) of the Company Disclosure Schedule (collectively, “Real Property”).  With respect to such Real Property, (i) each Real Property lease, license or interest to which the Company is a party is in full force and effect and enforceable against the Company and the counterparty thereto in accordance with its terms, (ii) all material rents, additional rents and or other payments due to date from the Company on each such lease, license or other interest have been paid, (iii) the Company has not received notice that it is in default thereunder and (iv) there exists no material default by the Company under such lease, license or other interest.  There are no leases, subleases, licenses, concessions or any other Contracts to which the Company is a party granting to any Person other than the Company any right to possession, use occupancy or enjoyment of any of the Real Property or any portion thereof.  The Company is not obligated under or bound by any option, right of first refusal, purchase Contract or other Contract to sell or otherwise dispose of any Real Property or any other interest in any Real Property.

3.16 Taxes.

(a) Each of the Company and any of its Subsidiaries (i) has filed, in a timely and proper manner, consistent with applicable Laws, all federal, state and material other Tax Returns required to be filed by it through the Closing Date (the “Company Returns”) with the appropriate governmental agencies in all jurisdictions in which Company Returns were required to be filed and has timely paid all amounts shown thereon to be due; (ii) has timely paid all Taxes of the Company or any of its Subsidiaries required to have been paid by the Company or any of its Subsidiaries on or before the date hereof, and (iii) currently is not the beneficiary of an extension of time within which to file any Tax Return, other than extensions granted automatically under applicable Law.  All such Company Returns as so filed were correct and complete in all material respects at the time of filing.

(b) Each of the Company and any of its Subsidiaries will not accrue a Tax Liability from December 31, 2013 up to and including the Closing Date, other than a Tax Liability accrued in the ordinary course of business or as a result of transactions contemplated by this Agreement.

(c) Neither the Company nor any of its Subsidiaries has been notified in writing by the IRS or any state, local or foreign taxing authority that any issues have been raised in connection with any Company Return, and no waivers of statutes of limitations have been given with respect to the Company that are still in effect.  Except as contested in good faith, any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the IRS or by any other taxing authorities of any Company Tax Return have been fully paid and the Company and any of its Subsidiaries has received no notification that any proposed additional Taxes have been or may be asserted.

(d) The Company nor any of its Subsidiaries has executed or entered into any agreement conceding or agreeing to any treatment of Taxes, including, without limitation, an IRS Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Company or any of its Subsidiaries pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law (each, a “Closing Agreement”).

(e) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Neither the Company nor any of its Subsidiaries has ever distributed the stock of any corporation or had its stock distributed by another Person in a transaction satisfying, or intended to satisfy, the requirements of Section 355 of the Code (or any corresponding provision of state, local or foreign Tax law).

(g) Neither of the Company nor any of its Subsidiaries has engaged in any reportable transactions for purposes of Treasury Regulations Section 1.6011-4.

(h) Neither of the Company nor any of its Subsidiaries shall be required to include any item of income in taxable income for any Post-Closing Tax Period as a result of any (i) prepaid amount received on or prior to the Closing Date, (ii) installment sale made on or prior to the Closing Date, (iii) long-term contract method of accounting with respect to a transaction occurring on or prior to the Closing Date, (iv) election under Section 108(i) of the Code made on or prior to the Closing Date, or (v) change in method of accounting for a taxable period ending on or prior to the Closing Date.

(i) No audit, examination, investigation, deficiency, adjustment, refund claim, litigation or other proceeding with respect to the Company’s Tax Returns, paid or unpaid Taxes of the Company or any of its Subsidiaries or Tax attributes or status of the Company or any of its Subsidiaries has been proposed, asserted or assessed (tentatively or otherwise) or is pending.

(j) Neither of the Company nor any of its Subsidiaries own shares of any controlled foreign corporations (as defined in Section 957 of the Code) or passive foreign investment companies (as defined in Section 1297 of the Code).

(k) Neither of the Company nor any of its Subsidiaries own any interest in an entity that is treated as a partnership or disregarded entity for any Tax purposes.

(l) Each of the Company and any of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder or other third party.

(m) Each of the Company and any of its Subsidiaries has never been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax law.

(n) Each of the Company and any of its Subsidiaries is not a party to, bound by or obligated under any agreement relating to allocating or sharing the payment of, or liability or indemnification for, Taxes; nor does it have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

(o) Notwithstanding anything contained in this Agreement to the contrary, the Company makes no representation or warranty with respect to the amount, availability, expiration, limitation or reduction of any net operating loss, Tax credit carryover, built-in loss, or similar Tax item of the Company or any of its Subsidiaries.

3.17 Intellectual Property.

(a) Section 3.17(a)(i), (ii) and (iii) of the Company Disclosure Schedule set forth a true and complete list of (i) all United States and foreign patent, copyright, trademark, service mark, trade dress, domain name and other registrations and applications for the Company Owned Intellectual Property, indicating the applicable jurisdiction, registration number (or application number) and date issued or, if not issued, date filed (the “Registered Company Intellectual Property”) and (ii) all Company Products currently being or intended to be sold, provided or marketed by the Company or any of its Subsidiaries (within the first twelve (12) months after the Closing according to a written product roadmap in effect as of the date hereof).

(b) Section 3.17(b)(i) and (ii) of the Company Disclosure Schedule set forth a true and complete listing of:  (i) all Contracts by which any options, licenses or other rights with respect to any Company Intellectual Property are granted by the Company or any of its Subsidiaries to any Person, including any Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company to Use or enforce any Company Intellectual Property other than Standard Contracts (“Outbound Licenses”) and (ii) all Contracts pursuant to which the Company or any of its Subsidiaries is granted any options, licenses or other rights with respect to any Intellectual Property (provided, however, that Contracts for Off-the-Shelf Software and Open Source Licenses are not required to be listed on Schedule 3.17(b)(ii)) (all Contracts required to be listed on Schedule 3.17(b)(ii), together with all Contracts for Off-the-Shelf Software and Open Source Licenses, are referred to herein as the “Inbound Licenses”).  The Inbound Licenses and the Outbound Licenses constitute all of the Contracts relating to any Company Intellectual Property or the operation of the Company’s or Subsidiary’s business.  Each of the Inbound Licenses and the Outbound Licenses is in full force and effect and is valid and binding on the Company and the other parties thereto and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding at equity or at law).  There exists no event of default or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other party under any of the Inbound Licenses and the Outbound Licenses.

(c) All of the Company’s and each of its Subsidiary’s business activities are conducted in accordance in all material respects with the terms of the applicable Inbound License or Outbound License.  None of the Outbound Licenses grant any Person any exclusive rights to or under any Company Intellectual Property or any right to sublicense Company Intellectual Property (except end-user licenses entered into in the ordinary course of business).  Prior to the Closing Date, the Company and each of its Subsidiaries has provided Parent with true and complete copies of all Outbound Licenses and Inbound Licenses that are (i) required to be disclosed pursuant to Section 3.17(b) and (ii) in force and effect as of the Closing Date.  The rights of the Company and each of its Subsidiaries in and to the Company Owned Intellectual Property owned by the Company or any of its Subsidiaries and the rights granted to the Company or its Subsidiaries pursuant to the Inbound Licenses constitute all of the Intellectual Property Used in and/or necessary for the Company’s or any Subsidiary’s business as currently conducted.  The foregoing rights together with other rights which the Company or any of its Subsidiaries reasonably believes will be available pursuant to commercially reasonable license terms constitute all of the Intellectual Property Used in and/or necessary for the Company’s or any Subsidiary’s business as contemplated to be conducted pursuant to a written product roadmap in effect as of the date hereof.  Except for Intellectual Property licensed to the Company or any Subsidiary pursuant to Contracts set forth on Section 3.17(b)(ii) of the Company Disclosure Schedule or Contracts not required to be disclosed pursuant to Section 3.17(b)(ii), no Intellectual Property owned by a third party is material to the business of the Company or any of its Subsidiaries as currently conducted or contemplated to be conducted pursuant to a written product roadmap in effect as of the date hereof.

(d) All Registered Company Intellectual Property for which registrations have been issued, is subsisting and, to the Knowledge of the Company, valid.  All necessary registration, maintenance and renewal fees currently due in connection with such Registered Company Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Company Intellectual Property have been filed with the relevant authorities over Intellectual Property matters in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining or perfecting such Registered Company Intellectual Property.  Section 3.17(d) of the Company Disclosure Schedule sets forth a true and complete list, and the Company and each of its Subsidiaries has provided copies, of all Intellectual Property applications, whether abandoned or for which prosecution has continued.  Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, no actions are necessary (including filing of documents or payment of fees) within ninety (90) days after the Closing Date to (i) maintain or preserve the validity, scope or status of any Registered Company Intellectual Property owned by the Company, or (ii) to avoid a statutory bar to patentability of any material unregistered Company Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The Company or any of its Subsidiaries owns and has good and exclusive title, or has a valid and subsisting enforceable license to provide the Company Products (sufficient for the conduct of the Company’s or its Subsidiary’s business) and has all necessary rights to Use all of the Company Intellectual Property and Company Products Used in the conduct of the Company’s or its Subsidiary’s business as currently conducted and as contemplated to be conducted pursuant to a written roadmap in effect as of the date hereof free of all Liens.  Liens for purpose of this Section 3.17(e) exclude the Inbound Licenses and the Outbound Licenses.  The Company and each of its Subsidiaries has the right to bring actions for infringement of all Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.  No other Person has any ownership interest in any Company Owned Intellectual Property.  The fact of the consummation of the transactions contemplated by this Agreement shall not grant to or allow any Person any additional ownership interest in, or any other additional right to Use or result in the material loss or impairment of, or payment of any material additional or accelerated amounts with respect to, the Company’s or any Subsidiary’s right to own, Use or hold for Use any Company Intellectual Property.  All current and former officers, directors and employees of the Company, any of its Subsidiaries and all other Persons who have contributed to the creation, invention, modification or improvement of any material Company Intellectual Property or Company Products purportedly owned by the Company and any of its Subsidiaries, in whole or in part, have signed written agreements ensuring that all such Intellectual Property is owned exclusively by the Company or any of its Subsidiaries, which written agreements are, to the Company’s Knowledge, valid and enforceable.

(f) There are no proceedings or actions currently before any court, tribunal or other similar authority anywhere in the world relating to the Company Intellectual Property or Company Products, and no Company Intellectual Property or Company Products are subject to any outstanding decree, Order, judgment, Contract (including any settlement agreement), injunction, stipulation or decree restricting in any manner the Use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, Use or enforceability thereof.  Except as set forth on Section 3.17(f) of the Company Disclosure Schedule and with respect to customary fees payable for licenses to Off-the-Shelf Software, no royalties, honoraria or other fees are payable by the Company or any of its Subsidiaries to any third parties with respect to any Intellectual Property.  There is no Claim, Order or notice (including cease and desist letters or invitations to take a license) past, pending, outstanding, threatened or imminent, that (A) sought or seeks to limit or challenge or concerns the Company’s or any Subsidiary’s ownership, Use, validity, scope, registrability, or enforceability of any Company Intellectual Property or Company Products or (B) alleged or alleges that the Company, any Subsidiary or any of their respective employees, officers or directors have violated any common law, statutory or other right of any Person, including any rights relating to Intellectual Property, defamation, libel, slander, disparagement, privacy or publicity.

(g) The Company and each Subsidiary has taken all reasonably necessary actions and executed all agreements reasonably necessary to maintain, enforce, police and protect the material Company Owned Intellectual Property, including its ownership of such Company Owned Intellectual Property, and the validity, scope and value thereof.  The Company and each of its Subsidiaries has taken all security and protective measures and actions reasonably necessary to ensure the trade secret status and confidentiality of its material trade secrets and of any other material proprietary information, and has disclosed such trade secrets only pursuant to enforceable written confidentiality agreements (true and complete copies of which have been provided to Parent) sufficient to retain the trade secret status and confidentiality of such trade secrets and, to the Company’s Knowledge, there has not been any breach by any party to such confidentiality agreements, or other breach that could compromise or otherwise affect such trade secrets and other material proprietary information.  To the Knowledge of the Company, no Person has or is attempting to acquire unauthorized knowledge of the material trade secrets of the Company or any of its Subsidiaries.

(h) The conduct of the Company’s and each Subsidiary’s business as currently conducted and as contemplated to be conducted (and its employees’ and consultants’ performances of their duties in connection therewith) and the Company’s Use of the Company Intellectual Property and Company Products does not copy without permission, infringe, misappropriate, violate or conflict with (“Infringe”) any common law, statutory or other right of any Person, including any rights relating to Intellectual Property, defamation, libel, slander, disparagement, privacy or publicity.  To the Knowledge of the Company, the Company Intellectual Property is not being Infringed by any Person.  Without limiting the generality of the foregoing, there are no patents, published patent applications or, to the Knowledge of the Company, other patent applications, that impede or limit the current or currently contemplated operation of the Company’s or any Subsidiary’s business or Use of any Company Intellectual Property.

(i) To the Company’s Knowledge, all Company Products Used by the Company or its Subsidiaries in connection with a product or service currently made available to the public or any other Person (i) are free from any material defect, bug or programming, design or Documentation error, inconsistency or corruptant that materially affects the operation of the existing features and functionality of the Company Products, (ii) are fully functional and operate and run in a reasonable and efficient business manner and (iii) conform in all material respects to the applicable Documentation and purposes thereof and all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), to any legally binding representations provided to customers.  The Company routinely scans the Software and Systems for viruses and corruptants using industry standard detection techniques and all viruses and corruptants identified have been removed from the Software and Systems.  Neither the Company nor any of its Subsidiaries has received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of Company Products to conform in all material respects to its applicable Documentation or warranties or otherwise to satisfy end user needs or for harm or damage to any third party or third party System, Software or other assets.  The Company and each of its Subsidiaries makes reasonable commercial efforts to document and correct all material bugs, errors and defects in all the Company Products, and certain Documentation related to same is retained and is available internally at the Company and each of its Subsidiaries.

(j) None of the Company Products Uses, calls, incorporates, links to, interacts with, is a derivative of or has embedded in it any source, object or other software code that is subject to an “open source” or “copyleft,” or other license listed as an approved license by the Open Source Initiative as of the Closing on www.opensource.org (including any GNU General Public License, Library General Public License, Lesser General Public License, Affero License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT License, Apache License, Public Domain licenses and the like) (“Open Source License”) in a manner that would subject any Software purportedly owned by the Company or any of its Subsidiaries to the terms of any Open Source License or would otherwise require the public distribution of such Software or impose limitations on the Company’s or any Subsidiary’s ability to require payments in connection therewith.  Neither the Company nor any of its Subsidiaries has modified any source, object or other software code that is Used by the Company or any of its Subsidiaries and is subject to any Open Source License.

(k) No Company Product owned or purportedly owned by the Company or any of its Subsidiaries is subject to any agreement with any third party pursuant to which the Company or any of its Subsidiaries has, or could be required to deposit into escrow such Company Product or pursuant to which access to the source code of such Company Product is or would be granted to a third party.  To the Company’s Knowledge, there has been no unauthorized disclosure of any of the Company’s or any Subsidiary’s source code.

3.18 Privacy and Security.

(a)  The Company and any of its Subsidiaries has at all times complied in all material respects with all Laws applicable to the Company relating to privacy, data protection and the collection and use of Personal Information gathered or accessed in the course of the operations of Company and any of its Subsidiaries.  Each of the Company and any of its Subsidiaries has at all times complied in all material respects with all rules, policies and procedures established by Company or any of its Subsidiaries from time to time with respect to the foregoing.  No Claims have been asserted or, to the Knowledge of the Company, threatened against Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Law, rules, policies or procedures applicable to the Company and, to the Knowledge of the Company, there is no basis for any such claim.  The consummation of the transactions contemplated herein will not breach or otherwise cause any violation of any such Law, rules, policies or procedures.  Each of the Company and any of its Subsidiaries has taken reasonably necessary steps to ensure that personal information and user information gathered or accessed in the course of the operations of Company and any of its Subsidiaries are protected against loss and against unauthorized use, access, modification, disclosure or other misuse.  To the Knowledge of Company, there has been no unauthorized access to or other misuse of that information.

(b) With respect to all Personal Information gathered or accessed in the course of the operations of the Company and any of its Subsidiaries, each of the Company and any of its Subsidiaries has taken measures reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the Knowledge of Company, there has been no unauthorized access to or other misuse of that information.  Each of the Company and any of its Subsidiaries has taken commercially reasonable measures to protect the confidentiality, integrity and security of the Software and Systems owned or controlled by the Company and any of its Subsidiaries and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.

3.19 Insurance

.  Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of the Company and any of its Subsidiaries.  There is no claim by the Company or any of its Subsidiaries currently pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurers of such policies.  All premiums payable under all such policies have been paid, and the Company and any of its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies.  To the Knowledge of the Company, there is not any threatened termination of, or announced pending premium increase with respect to, any of such policies.

3.20 No Restrictions on the Merger; Takeover Statutes

. Each of the Company and any of its Subsidiaries has taken all action required to be taken by it in order to exempt this Agreement, the Consent Agreements, the Merger and the transactions contemplated hereby and thereby (and this Agreement, the Consent Agreements, the Merger and the transactions contemplated hereby and thereby are exempt) from, any “fair price,” “moratorium,” “control share,” “affiliate transaction,” “business combination” or other applicable takeover Laws or Regulations of any state, local, foreign, municipality or other jurisdiction, including Section 203 of the DGCL (collectively, “Takeover Statutes”).  The provisions of Section 203 of the DGCL do not apply to the Merger.

3.21 Environmental Matters

.  Except as set forth on Section 3.21 of the Company Disclosure Schedules:

(a)           The Company and any of its Subsidiaries are in material compliance with all Environmental Laws.

(b)           The Company and any of its Subsidiaries are not subject to any Environmental Liabilities and there are no conditions, facts or circumstances that would reasonably be expected to result in such Environmental Liabilities, including any such liabilities in connection with any formerly owned or operated facilities or any predecessors in interest of the Company or any Subsidiary.

(c)           To the Company’s Knowledge, there are no underground storage tanks, asbestos-containing materials or polychlorinated biphenyls (PCBs) located on any Real Property and all such Real Property is free of Hazardous Substances that require investigation or remediation under Environmental Law.

(d)           None of the Company or any of its Subsidiaries is in default under, or in violation of, any Order issued pursuant to any Environmental Law.

(e)           None of the Company or any of its Subsidiaries has entered into any consent decree or other written agreement with any Governmental Entity in settlement of any Environmental Liability under which decree or agreement the Company or any of its Subsidiaries has any unfulfilled obligations.

(f)           The representations and warranties contained in this Section 3.21 are the only representations and warranties being made by Stockholders with respect to Environmental Laws, Environmental Liabilities or other environmental matters.

3.22 Company Brokers

.  Except as set forth in Section 3.22 of the Company Disclosure Schedule, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.23 Certain Business Practices

.  Neither the Company, any of its Subsidiaries nor any director, officer, employee, consultant or agent acting on behalf of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or any foreign or domestic political party, campaign or candidate for political office or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended, or (d) made any other similar unlawful payment under any similar foreign Laws.  To the Knowledge of the Company, no officer or director of the Company or any of its Subsidiaries is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

3.24 Interested Party Transactions

.  Except as set forth on Section 3.24 of the Company Disclosure Schedule, there are no existing, and there have been no, Contracts, transactions, Indebtedness, arrangements or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and any of the directors, officers, employees, consultants, Stockholders or other Affiliates of the Company or any of its Subsidiaries, or any of its Affiliates or family members, on the other hand, except with respect to amounts due (a) as salaries and bonuses in the ordinary course of business consistent with past practice and (b) in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice.  At or prior to the Closing, all such Contracts, transactions, Indebtedness and arrangements shall be terminated (except with respect to amounts due (i) as normal salaries and bonuses and in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice and (ii) in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice) without any liability or obligation of the Company or any of its Subsidiaries.  There is no Indebtedness owed to the Company or any of its Subsidiaries by any of its directors, officers, employees, consultants, Stockholders or other Affiliates.

3.25 Condition and Sufficiency of Assets

.  Except as set forth on Section 3.25 of the Company Disclosure Schedule, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property that the Company and any of its Subsidiaries own or lease are free from material defects, have been maintained in all material respects in accordance with customary industry practice, are in good operating condition and repair in all material respects, and are suitable for the purposes for which they are used (subject to normal wear and tear and continuing maintenance requirements).  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and any of its Subsidiaries, together with all other properties and assets of the Company and any of its Subsidiaries, constitute all of the rights, property and assets reasonably necessary to conduct the business as currently conducted.

3.26 Bank Accounts and Powers

.  Section 3.26 of the Company Disclosure Schedule lists (a) all bank, payroll and securities brokerage accounts of the Company and any of its Subsidiaries and all authorized signers for each such account and (b) all powers of attorney granted by the Company or any of its Subsidiaries to any third party that are currently in effect.

3.27 Books and Records

.  The books and records of the Company and any of its Subsidiaries are true and correct in all material respects and have been maintained in accordance with applicable Laws and commercially reasonable business practices. The minute books of the Company and any of its Subsidiaries accurately reflect all material actions and proceedings taken to date by the stockholders (or equivalents thereof) and board of directors of the Company and any of its Subsidiaries.  The stock record books (or equivalents thereof) of the Company and any of its Subsidiaries reflect accurately all transactions in the capital stock of the Company and any of its Subsidiaries.

3.28 Government Contracts

(a) .

(a) Except as set forth on Section 3.28(a) of the Company Disclosure Schedule, with respect to each Government Contract and Government Bid: (i) the Company and its Subsidiaries have complied with all material terms and conditions of such Government Contract or Government Bid, and the requirements of any applicable Laws pertaining to such Government Contract or Government Bid; (ii) all representations, certifications and disclosures executed, acknowledged or made by the Company and each of its Subsidiaries with respect to any such Government Contract or Government Bid were complete and accurate in all material respects as of their effective date and to date the Company and each of its Subsidiaries have complied in all material respects with all such representations, certifications and disclosure requirements; (iii) no Governmental Authority, prime contractor, subcontractor or other Person has notified the Company and its Subsidiaries in writing that Company or any of its Subsidiaries has breached or violated any applicable Law pertaining to such Government Contract or Government Bid; and (iv) no written or threatened termination for convenience, termination for default, cure notice or show cause notice pertaining to any such Government Contract or Government Bid is in effect or has been issued.

(b) Except as set forth on Section 3.28(b) of the Company Disclosure Schedule, since January 1, 2011:  (i) neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any of their principals, has been debarred, suspended, or proposed for debarment from doing business with any Governmental Authority; (ii) no Governmental Authority, and no prime contractor or higher-tier subcontractor of any Governmental Authority, has withheld or set off, or threatened or attempted to withhold or set off, an amount in excess of $5,000 which is currently due to the Company or any of its Subsidiaries under any Government Contract; (iii) there have not been any there exist (1) no outstanding claims against the Company or any of its Subsidiaries arising under or relating to any Government Contract or Government Bid; (2) no criminal allegations under the False Statements Act (18 U.S.C. § 1001) or the False Claims Act (18 U.S.C. § 287) or comparable state laws; (3) no allegations of any violation of the civil False Claims Act; and (4) no material disputes between the Company, any of its Subsidiaries and any Governmental Authority under the Contract Disputes Act, or any other federal or state law or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid; (iv) neither the Company nor any of its Subsidiaries have been the subject of any audit or investigation by any Governmental Authority of the Company’s cost practices and cost accounting system that has resulted in any material disputes between the Company, any of its Subsidiaries and the Governmental Authority regarding compliance; and (v) neither the Company, any of its Subsidiaries nor any of their personnel has, to the Company’s Knowledge, been under material administrative, civil or criminal investigation, or indictment by any Governmental Authority with respect to any alleged nondisclosure, irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and the Company has not conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

3.29 Absence of Restrictions on Business Activities.

  There is no Contract or Order binding upon the Company, any of its Subsidiaries or any of their respective properties, rights or assets that has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or its Affiliates (other than the Surviving Corporation) or the conduct of business by Parent or its Affiliates (other than the Surviving Corporation) as currently conducted following the consummation of the Merger and the other transactions contemplated thereby.

ARTICLE IV— REPRESENTATIONSAND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

4.1 Organization; Formation of Merger Sub.

(a) (i) Parent is a corporation duly organized, validly existing and in good standing under Pennsylvania Law and (ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the DGCL, and each has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified or licensed or to possess has not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent.

(b) Merger Sub is a newly-formed entity that has been formed solely for the purposes of the Merger and has not carried on any business or engaged in any activities other than those reasonably related to the Merger.

4.2 Authority; Enforceability

.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement, each other Transaction Document to which it is a party and each instrument required hereby to be executed and delivered by Parent and Merger Sub prior to or at the Closing, the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, any other Transaction Document to which they are a party or any instrument required to be executed and delivered by them prior to or at the Closing or the consummation of the transactions contemplated hereby or thereby.  Each of this Agreement, the other Transaction Documents to which Parent and Merger Sub are party and each instrument required to be executed and delivered by them prior to or at the Closing has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company and the Sellers’ Representative, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3 No Conflict; Required Filings and Consents

.  The execution and delivery by Parent and Merger Sub of this Agreement, the other Transaction Documents to which they are a party or any instrument required by this Agreement to be executed and delivered by them on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which they are a party and any instrument required by this Agreement to be executed and delivered by them on or prior to the Closing shall not, (a) conflict with or violate the certificates of incorporation or bylaws of Parent or Merger Sub, (b) conflict with or violate in any respect any Law or Order applicable to Parent or Merger Sub or by which any of their respective properties, rights or assets is bound or affected, (c) result in a breach or violation of, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of Parent or Merger Sub pursuant to, any material Contract to which Parent or Merger Sub is a party, or by which such Person or its properties, rights or assets is or are bound or affected, except any such breach, violation or default that could not reasonably be expected to have a material adverse effect on the operations or affairs of Parent, or (d) require Parent or Merger Sub to obtain any Approval of any Governmental Authority, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for, in the case of this clause (d), the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law.

4.4 Absence of Litigation, Claims and Orders

.  As of the date hereof, there is no Claim pending or, to the knowledge of Parent, threatened on behalf of or against Parent or Merger Sub that questions or challenges (a) the validity of this Agreement or any other Transaction Document to which they are a party, or (b) any action taken or to be taken by them pursuant to this Agreement or any other Transaction Document to which they are a party or in connection with the transactions contemplated hereby and thereby.  As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Claim or Order in respect of this Agreement, any Transaction Document to which they are a party or the transactions contemplated hereby and thereby.

4.5 Compliance

.  Each of Parent and Merger Sub is and has been in compliance with, and is not in default or violation of, (a) its certificate of incorporation and or bylaws, (b) any Law or Order by which it or any of its properties, rights or assets are bound or affected and (c) the terms of all bonds, indentures, contracts, permits, franchises and other instruments or obligations to which it is a party or by which it or any of its properties, rights or assets are bound or affected, except any such failure to comply or default or violation that could not reasonably be expected to have a material adverse effect on Parent or Merger Sub.  Each of Parent and Merger Sub is in material compliance with the terms of all applicable Approvals.  Neither the Parent nor Merger Sub has received notice of any revocation or modification of any material Approval of any Governmental Authority or that the Parent or Merger Sub is not in compliance with any Approval or any Law or Order.

4.6 Financial Capability

.  Based on existing cash reserves or availability under existing credit facilities, Parent and Merger Sub have the funds necessary (a) to pay the full consideration payable hereunder and (b) to make all other necessary payments by it in connection with the Merger, including all fees and expenses related thereto.

4.7 Brokers

.  Except as set forth on Schedule 4.7, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V - CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by the Company Pending the Merger

.  During the period from the date of this Agreement and continuing through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 hereof (the “Execution Period”), except as expressly contemplated or permitted by this Agreement set forth on Schedule 5.1, or with the prior written consent of Parent, which consent shall not be unreasonably delayed, conditioned or withheld, the Company shall and the Company shall cause each of its Subsidiaries (subject to applicable Law) (a) carry on its business in the ordinary course consistent with past practice; (b) use commercially reasonable efforts to preserve its present business organization and relationships; (c) use commercially reasonable efforts to keep available the present services of its employees and independent contractors; and (d) use commercially reasonable efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business.  Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement set forth on Schedule 5.1 or consented to in writing by Parent, which consent shall not be unreasonably delayed, conditioned or withheld, neither the Company nor any Subsidiary shall not and directly or indirectly:

(a) amend or agree to amend the Company Charter or the Company’s bylaws or such Subsidiary’s charter and bylaws, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or in any way reclassify any Common Stock or any other equity security, or change or agree to change in any manner the rights of its stockholders or other equity holders or liquidate or dissolve;

(b) (i) issue, sell, redeem or acquire any Common Stock or any other ownership interest in the Company or any Subsidiary or create any Subsidiaries; (ii) issue, sell, grant or accelerate the timing of payment or vesting of any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any ownership interest in the Company or any Subsidiary (except acceleration of vesting of all outstanding unvested Options immediately prior to closing); or (iii) enter into any contracts, agreements or arrangements to issue, redeem, acquire or sell any Common Stock or any other ownership interests in the Company or any Subsidiary; provided, however, the foregoing will not prohibit (A) the acceleration or vesting of any Stock Option in accordance with its terms or the terms of the Company Stock Option Plan, in each case, as in effect on the date hereof, or pursuant to, or as expressly contemplated by, this Agreement, or (B) the issuance of Common Stock or Preferred Stock, as applicable, in connection with the exercise of any Stock Option or Warrant outstanding as of the date hereof.

(c) incur any long-term Indebtedness;

(d) incur any Indebtedness for borrowed money or guarantee the indebtedness of other Persons;

(e) (i) adopt or make any change in its accounting methods or practices for Tax or accounting purposes, (ii) adopt or make any change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes, (iii) make, change or revoke any Tax election, (iv) waive any statute of limitation relating to Taxes, (v) enter into or approve any Closing Agreement or (vi) settle or compromise any Tax Liability;

(f) make any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than reasonable and customary loans or advances made in the ordinary course of business, none of which shall be material, individually or in the aggregate);

(g) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its properties or other assets except in the ordinary course of business not in excess of $10,000 in the aggregate, or grant or suffer to exist, or agree to grant or suffer to exist, any Liens on any material amount of its assets;

(h) incur, assume or guarantee, or agree to incur, assume or guarantee, any Liability or obligation (whether or not currently due and payable) relating to its business or any of the assets except in the ordinary course of business or in amounts not in excess of $10,000 in the aggregate;

(i) settle any Proceeding involving any Liability for money damages in excess of $50,000 in the aggregate or any restrictions upon any of its operations;

(j) create, renew, amend, terminate or cancel, any Material Contract other than in the ordinary course of business or as required to comply with applicable Law; provided that neither the Company nor any Subsidiary may enter into any contracts or agreements that include any non-competition or non-solicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any Subsidiary to compete or operate (geographically or otherwise) in any line of business or that has a term of greater than one year;

(k) declare or make any dividends or distributions of any kind;

(l) acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of an equity interest or assets, any business of any Person or other business organization or division thereof;

(m) enter into, amend, modify, terminate or renew any written employment, consulting, severance or similar agreements or arrangements with any officers or employees or consultants of the Company or any Subsidiary, or grant any bonus, salary or wage increase or increase or grant severance or termination pay or increase or grant any employee benefit or hire or terminate any employee, or adopt, modify, terminate or amend any Employee Plan, except (i) reasonable and customary individual increases in compensation to non-officer employees in the ordinary course of business, (ii) termination of non-officer employees with cause, and (iii) changes that are required to comply with applicable Law;

(n) make or incur any capital expenditures in excess of $20,000  in the aggregate other than those that have been approved in writing or budgeted as of the date hereof and disclosed in writing to Parent prior to the execution of this Agreement;

(o) cancel any Indebtedness or waive any Claims or rights in amounts in excess of $10,000 in the aggregate;

(p) enter into, renew or amend any lease of real property or commitment to lease, or otherwise rent or occupy real property;

(q) enter into, renew or amend any lease of personal property or commitment to lease, or otherwise rent personal property, other than in the ordinary course of business in amounts not in excess of $20,000  in the aggregate;

(r) fail to continually maintain any or all of the Company’s and its Subsidiaries’ Permits;

(s) transfer ownership of, or grant any exclusive license to, any Company Intellectual Property to any Person; or

(t) authorize, commit or agree (by contract or otherwise) to do any of the foregoing.

5.2 Insurance

.  The Company and its Subsidiaries shall use its commercially reasonable efforts to maintain in effect and to pay all premiums due on all insurance policies covering the Company and its Subsidiaries (including insurance policies relating to the Company, and its Subsidiaries and their respective properties, other assets and employees) on the date hereof or to procure comparable replacement policies (or such replacement coverage as is obtainable on a commercially reasonable basis) and maintain such policies and bonds in effect until the Closing.

5.3 Access to Information; Confidentiality.

(a) From and after the date hereof until the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with its terms, upon reasonable notice, for purposes of integration planning and continuing due diligence the Company and its Subsidiaries shall afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (collectively “Parent Representatives”) reasonable access upon request during normal business hours to all its properties, records, databases, books, Contracts, commitments and other information (however stored) and furnish promptly to Parent all such information as Parent may reasonably request.  The Company and its Subsidiaries shall make available to Parent, during normal business hours, the appropriate individuals for discussion of its business, properties and personnel as Parent or the Parent Representatives may reasonably request; provided, however, that no investigation pursuant to this Section 5.3(a) shall affect any remedy available to Parent for any breach by the Company, any of its Subsidiaries any of the Stockholders or their respective representations, warranties and agreements contained herein or in any of the Transaction Documents.  Without limiting the foregoing, the Company and its Subsidiaries shall provide all financial information concerning the Company or its Subsidiaries as may be reasonably requested by Parent.

(b) Parent and Merger Sub shall keep all information of the Company and its Subsidiaries confidential in accordance with the terms of the Confidential Non-Disclosure Agreement, dated as of December 1, 2013 (the “Confidentiality Agreement”), by and between Parent and the Company; provided, however, that notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and the Company may issue press release(s) or make other public announcements in accordance with Section 5.8.

(c) The Company and its Subsidiaries shall keep all information of Parent and Merger Sub confidential in accordance with the terms of the Confidentiality Agreement; provided, however, that notwithstanding anything to the contrary in the Confidentiality Agreement, Company and Parent may issue press release(s) or make other public announcements in accordance with Section 5.8.

5.4 Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and by the other Transaction Documents.  In furtherance and not in limitation of the foregoing, each of the Company and Parent shall use commercially reasonable efforts to (i) as promptly as practicable, obtain all Approvals and deliver all notices (including those referred to in Section 3.6 hereof and any referred to in Section 3.6 of the Company Disclosure Schedule) necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, (ii) make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and (iii) furnish all information required for any application or other filing to be made pursuant to any Law or any applicable Regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  If the Company shall fail to obtain any Approval required of a third Person with respect to the transactions contemplated hereby, then the Company shall use its commercially reasonable efforts, and will take any such actions reasonably requested by Parent, to limit the adverse effect upon the Company and Parent, Parent’s Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

(b) In connection with any of the filings or efforts listed in clauses (i) through (iii) of Section 5.4(a), but subject to Section 5.8, Parent and the Company will reasonably cooperate with each other, including promptly furnishing each other any information reasonably requested by the other, and provide copies of all filings to the other party and its advisors.  The Company shall promptly notify Parent of any communication that it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and the transactions contemplated hereby and permit Parent and its advisors to review and comment upon in advance any proposed communication with any Governmental Authority.  Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all material correspondence, filings and communications between them or any of their representatives or advisors, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.  In addition, the parties will consult with each other and consider in good faith the other parties’ suggestions in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority with respect to this Agreement and the transactions contemplated hereby.

(c) Neither party hereto will knowingly take any action that results in any of the representations or warranties made by such party herein becoming untrue or inaccurate in any material respect.  In addition, without limiting Section 5.4(a), each party hereto shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in ARTICLE VII that are applicable to it and to cause the transactions contemplated by this Agreement and the Transaction Documents to be consummated.

(d) Each party hereto, at the reasonable request of another party hereto, shall promptly execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

5.5 Notification of Certain Matters

.  Each Party shall give prompt notice to the other Parties, to the extent known by such Party, of (a) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, (b) the occurrence of any matter or event that would reasonably be expected to have a Material Adverse Effect, (c) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, and (e) any lawsuit, action or proceeding pending or, to the applicable Party’s knowledge, threatened against the Party or the Parties relating to the transactions contemplated by this Agreement.

5.6 Negotiation with Others.

  During the Execution Period, the Company shall not, and the Company shall not authorize, cause or permit any of the Company’s Stockholders, employees, directors, officers, advisors, consultants or agents to, (a) directly or indirectly, solicit, initiate, encourage, entertain or engage (regardless of who initiates such action) in discussions or negotiations with, provide any information to, or take any other action that facilitates the efforts of, any third party relating to any agreement (whether binding or in principle) or other arrangement involving (i) the acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise); (ii) an investment in (including by way of a sale or transfer of the Common Stock) or financing of the Company or any Subsidiary; or (iii) a sale, assignment, transfer, license, disposal of or encumbrance upon any material asset, right or property of the Company or any Subsidiary (including, without limitation, any of the Company Intellectual Property) other than non-exclusive licenses granted by the Company in its ordinary course of business; or that would otherwise be inconsistent with the terms of this Agreement or that would prohibit the performance by the Company of its obligations under this Agreement or that could reasonably be expected to diminish the likelihood of or render impracticable the consummation of the transactions contemplated by this Agreement (each, a “Prohibited Transaction”); or (b) authorize or consummate a Prohibited Transaction.  Upon execution and delivery of this Agreement, the Company shall: (x) terminate any and all discussions, negotiations or agreements, if any, they may be having regarding a Prohibited Transaction; and (y) immediately notify Parent in writing if it thereafter receives any inquiries or offers, directly or indirectly, from any Person regarding a Prohibited Transaction, which notice shall be sufficiently detailed as to identify the nature and structure of the Prohibited Transaction as proposed and to confirm that the inquiry regarding a Prohibited Transaction was definitively rejected, and the Company shall refuse to discuss and immediately reject such inquiry or offer.  Neither the Company nor any of its Stockholders, members, partners, officers, directors, managers, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them, shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect in relation to a Prohibited Transaction.  The Company shall cause its Stockholders, officers, directors, managers, employees, agents, advisors and representatives to comply with the provisions of this Section 5.6.

5.7 Tax Matters.

(a) From and after the Closing, the Surviving Corporation shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns relating to the Company for any Tax period ending on or prior to the Closing Date (or any Straddle Period) that are required to be filed after the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with the Company’s past practices to the extent not inconsistent with applicable Law.  For any such Tax Returns, the Surviving Corporation will deliver to the Sellers’ Representative a copy of each such income Tax Return at least fourteen (14) days prior to any filing, and the Surviving Corporation shall make such revisions to such Tax Returns as are reasonably and timely requested by Sellers’ Representative.

(b) Parent shall pay, or shall cause the Surviving Corporation to pay, any Taxes that are required to be paid in conjunction with the filing after the Closing Date of any Tax Returns for Pre-Closing Tax Periods.

(c) From and after the Closing, Parent or the Surviving Corporation shall notify the Sellers’ Representative in writing within five (5) Business Days of the commencement of any Tax audit, any administrative or judicial proceeding or any demand or claim on the Company with respect to Taxes for a period ending on or before the Closing Date or for any Straddle Period; provided, however, the failure to give such notice shall not affect the indemnification provided in Section 9.3 other than to the extent that the indemnifying Stockholders have been actually and materially prejudiced as a result of such failure.  Parent shall have the right to control, through counsel of its own choosing, any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax liability with respect to Taxes and Tax Returns (a “Tax Claim”), that relates to periods ending on or before the Closing Date, and Sellers’ Representative shall have the right, at Sellers’ expense to participate in any such Tax Claim. Parent shall control, and the Sellers’ Representative shall have the right to participate in, any Tax Claims that relate to a Straddle Period; provided, however, there shall be no consent to entry of any judgment or any entry into any settlement of any such Tax Claim without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Sellers’ Representative, the Stockholders, the Company, and Parent shall reasonably cooperate, and shall cause their respective Affiliates, directors, officers, employees, consultants, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes (including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim).  Parent and the Surviving Corporation agree to retain all books and records with respect to Tax matters pertinent to the Surviving Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(e) Parent shall pay when due all transfer, documentary, sales, use, registration and any other similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Taxes) (“Transfer Taxes”) incurred in connection with any transaction that occurs pursuant to this Agreement, and Parent will file all necessary Tax Returns or other forms associated with Transfer Taxes and other documentation with respect to all such Transfer Taxes, provided that fifty percent (50%) of the Transfer Taxes shall be included in the Company Transaction Expenses Amount.

(f) The Company shall cause all Tax allocation, Tax indemnity or Tax sharing agreements or similar contracts or arrangements with respect to the Company (if any) to be terminated as of the Closing and shall ensure that such agreements are of no further force or effect as to the Company from and after the Closing, with no further liabilities or obligations imposed on the Company under any such agreements from and after the Closing.

(g) For purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed (i) in the case of any Tax not described in clause (ii) below to be (A) the amount of such Tax for the entire period multiplied by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of any income, sales and use and withholding taxes , to be the amount of any such Taxes that would be payable if the taxable year ended as of the close of business on the Closing Date.

(h) Parent (including on or after the Closing Date, the Surviving Corporation and Subsidiary) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of Company or Subsidiary for any taxable period that begins prior to the Closing Date (regardless of whether such taxable period ends prior to the Closing Date) without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no consent of the Sellers’ Representative shall be required with respect to any such Tax Return related to amounts of state and/or local sales and/or use Taxes, which, in the aggregate, are equal to or less than $250,000 (i.e., taking into account all such Tax Returns related to amounts of state and/or local sales and/or use Taxes for which consent previously was not required pursuant to this proviso).  If Parent does not seek the Sellers’ Representative’s written consent to file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, a Tax Return of the Company or its Subsidiary for any taxable period that begins prior to the Closing Date, then no Purchaser Indemnified Person shall be indemnified and the Sellers shall not be liable for any Loss resulting from such settlement. If Parent or the Surviving Corporation makes any election under Section 338 of the Code with respect to the Merger, then, notwithstanding any contrary provision in this Agreement, any Taxes incurred as a result of such election shall not be treated as Company Transaction Expenses or otherwise subject to indemnification.

(i) The parties shall execute and file all federal, state and local income Tax Returns in a manner consistent with this Section 5.7 and shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with this Section 5.7, except pursuant to an intervening change in Law or a final “determination” (as defined in Section 1313(a) of the Code).  All payments in retirement of or in respect of amounts due under the Company Loans, and all payments of Closing Cash Consideration in respect of Stock Options made by or at the direction of the Surviving Corporation on or after the Closing Date shall be treated, at Parent’s election, as either (i) made by Parent or (ii) made by the Surviving Corporation after Parent has made capital contribution(s) to the Company to fund any such payments.  To the extent that any payment in retirement of or in respect of amounts due under the Company Loans, or any payment of Closing Cash Consideration in respect of Stock Options made by or at the direction of the Surviving Corporation is either paid or accrued on the Closing Date, such payment shall be treated as being paid or accrued at the beginning of the day following the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) and any similar provisions of state, local or foreign tax law.  The Company shall not claim an interest deduction or a compensation deduction for income tax purposes or any other tax benefit or tax attribute for income tax purposes in connection with any payment of Closing Cash Consideration in respect of Stock Options made by or at the direction of the Surviving Corporation for any taxable period ending on or before the Closing Date.

5.8 Public Announcements

.  The Company and Parent shall mutually agree on the form and timing of an initial joint press release to be issued with respect to this Agreement and the transactions contemplated hereby.  In addition, prior to the Effective Time, the Company and Parent shall consult with and obtain the approval of the other Party before issuing any press release or making any other public disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law, in which event the Person proposing to issue such press release or make such public disclosure shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such press release or making any such public disclosure and shall cooperate to limit the scope of disclosure to the minimal amount if information required by law).  Nothing in this Agreement shall be construed to prevent Parent from making any public disclosure required by Law, including without limitation, disclosure requirements of the Securities and Exchange Commission or of any securities exchange on which securities of Parent, Merger Sub or the Surviving Corporation are publicly traded; provided, however, that for any public disclosure relating to this Agreement or the transactions contemplated hereby required to be made before the Effective Time, (i) if reasonably requested by the Company, Parent shall use its commercially reasonable efforts to obtain confidential treatment of any commercially sensitive information of the Company proposed to be included in such disclosure and (ii) Parent shall use reasonable efforts to allow the Company to review and comment on any such disclosure prior to its release or filing.

5.9 Stockholder Approval of Excess Parachute Payments

.  As soon as practicable following the execution of this Agreement but in any case prior to the Closing, the Company shall (i) secure, from each person who has a right to any payments and/or benefits (whether or not already paid or provided) that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) in connection with the transactions contemplated herein, a waiver of such person’s rights (including the right to retain any such payment or benefit already provided) to such payments and/or benefits applicable to such person that exceed the individual’s parachute threshold (as determined in accordance with Section 280G of the Code) (the “Waived 280G Benefits”) unless stockholder approval of such Waived 280G Benefits is obtained in accordance with Section 280G(b)(5)(B) of the Code prior to the Effective Time so that, in the event stockholder approval of such Waived 280G Benefits is not obtained in accordance with Section 280G(b)(5)(B) of the Code, (A) all Waived 280G Benefits applicable to such person shall not be made or provided or retained and (B) all remaining payments and/or benefits applicable to such person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code; and (ii) seek the approval of its stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1, which shall include adequate written disclosure to all stockholders prior to such vote, of any such Waived 280G Benefits.  Prior to obtaining such waivers, and prior to seeking such stockholder approval, the Company shall provide drafts of such waivers and such stockholder approval materials (collectively, the “280G Disclosure Materials”) to Parent for its review and approval which shall not be unreasonably withheld, conditioned or delayed.  Prior to the Effective Time, the Company shall deliver to Parent evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 5.9 and that either (1) the requisite number of stockholder votes was obtained approving payment of the Waived 280G Benefits (the “280G Approval”), or (2) the 280G Approval was not obtained, (and, as a consequence, the Waived 280G Benefits shall not be made or provided or retained), such that, in the case of either (1) or (2), no payment or benefit paid or provided, or to be paid or provided, to any current or former employee, director or other service provider of or to the Company (including pursuant to this Agreement or any Transaction Document) will fail to be deductible for federal income Tax purposes under Section 280G of the Code.

5.10 Information Supplied

.  None of the information supplied or to be supplied by the Company and any of its Subsidiaries for inclusion or incorporation by reference in the Stockholders’ Materials will, at the dates mailed to the Stockholders and at the effective date of the Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  As used herein “Stockholders’ Materials” shall mean the Information Statement and all other documentation and information delivered to the Stockholders in connection with obtaining the requisite approval of the Stockholders, in compliance with the DGCL, of the Merger, this Agreement and the transactions contemplated hereby.  The Stockholders’ Materials provided by the Company and any of its Subsidiaries will comply as to form in all material respects with the provisions of all applicable laws, rules and regulations of all Governmental Authorities.

ARTICLE VI  — ADDITIONAL AGREEMENTS

6.1 Stockholder Approval; Information Statement.

(a) The Company shall use its reasonable efforts to obtain, promptly after the execution and delivery of this Agreement, the Consent Agreements in accordance with the terms and conditions of this Agreement and all applicable Law (including all applicable state and federal securities laws), the Company Charter and the Company’s Bylaws.  The Stockholder Approval shall be irrevocable with respect to all shares of Company Capital Stock that are owned beneficially or of record by the applicable consenting Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.

(b) Within ten (10) days after the date on which the Company obtained the Stockholder Approval, the Company shall prepare and circulate to all non-consenting Stockholders an information statement (the “Information Statement”) in connection with the Company’s solicitation of the adoption and approval by written consent of this Agreement and the Merger by such Stockholders, and shall use reasonable efforts to solicit their consent thereto.  The Information Statement shall include (i) the required notice under the DGCL that the holders of Common Stock are or may be entitled to assert dissenters’ rights under such Law in connection with the Merger and (ii) any other information required to be provided to comply with the DGCL.  The Company will promptly advise Parent if at any time prior to the Effective Time the Company shall obtain knowledge of any facts that might make it necessary to amend or supplement the Information Statement in order to make the statements contained therein not misleading or to comply with applicable Law.  The Information Statement shall contain the recommendation of the Board of Directors of the Company that the holders of Common Stock approve the Merger and shall, in accordance with the requirements of Section 228(e) of the DGCL, notify any holder of Common Stock who did not execute the Stockholder Approval of the corporate action taken by those Stockholders who did execute the Stockholder Approval, and all such other information as Parent shall reasonably request.  Any materials to be submitted to Stockholders by the Company in accordance with this Section 6.1(b) shall be subject to Parent’s advance review and approval; provided, that, Parent shall have two (2) Business Days to provide comments on any draft submitted for such review and shall not otherwise unreasonably withhold, condition or delay such approval.

6.2 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of the Company herein such that any closing condition contained in Sections 7.2(a) and 7.2(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to Parent or Merger Sub hereunder.

(b) Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of Parent herein such that any closing condition contained in Sections 7.3(a) and 7.3(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 6.2(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

(c) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby and (iii) any Claim relating to or involving or otherwise affecting such party that relates to this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby.

(d) The Company shall give prompt notice to Parent of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.3 Takeover Statutes

.  If any Takeover Statute or other anti-takeover Law, charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the other Transaction Documents, the Company and the Board of Directors of the Company shall grant such Approvals and take all other commercially reasonable actions under such Laws, provisions and Contracts so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby without adverse effect under, and otherwise use their commercially reasonable efforts to eliminate or minimize the effects of, such Law, provision or Contract.

6.4 Employee Matters.

(a) The Company shall use its reasonable efforts to cooperate with Parent in its efforts to cause each of the Persons identified in Sections 7.2(f) of the Company Disclosure Schedule to accept, execute and deliver to Parent, the offer of employment or engagement (as applicable) contemplated by Section 7.2(f).

(b) As soon as practicable following the Closing Date, Parent shall (or shall cause one or more of its Subsidiaries to) provide employees of the Company (the “Employees”) as of immediately prior to the Effective Time and who continue their employment after the Effective Time (such Employees, the “Continuing Employees”) with employee benefits (other than equity-based awards) that are substantially similar in the aggregate to those employee benefits provided to similarly situated employees of Parent and its Subsidiaries as of immediately prior to the Effective Time.

(c) As soon as practicable following the Closing Date, Parent shall (or shall cause one or more of its Subsidiaries to) provide any Continuing Employees with service credit (if applicable) with respect to Parent’s vacation, health and welfare benefit plans and Code Section 401(k) defined contribution benefit plans in which the Continuing Employees become eligible to participate for such Continuing Employees’ service with the Company for purposes of eligibility, participation, vesting and, in the case of Parent’s vacation plan, benefit accrual (except to the extent such service credit or benefit accruals would result in a duplication of benefits).  With respect to any welfare benefit plans maintained by Parent or its applicable Subsidiaries for the benefit of the Continuing Employees on and after the Closing Date, Parent shall (or shall cause its applicable Subsidiaries to) use commercially reasonable efforts to (i) give effect, in determining any deductible and out-of-pocket limitations, to any amounts paid by such Continuing Employees for the calendar year in which the Closing Date occurs, with respect to similar plans maintained by the Company and (ii) with respect to any health benefit plans maintained by Parent or its applicable Subsidiaries (excluding, for the avoidance of doubt, any disability plans maintained by them), ensure that no pre-existing condition limitations or exclusion shall apply with respect to the Continuing Employees (except to the extent any such limitation or exclusion applied prior to the Closing under the applicable Employee Plan).

(d) Prior to the Closing Date, the Company shall cooperate with Parent, if and to the extent reasonably requested by the Parent, to (i) allow Parent and its representatives to conduct employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and Parent) and to meet with employees of the Company (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Company and Parent, and (ii) provide information to employees regarding Parent’s (or any of its Subsidiaries’) employee benefit plans and allow Parent and its representatives to conduct an open enrollment period to enable potential employees of the Surviving Corporation to make benefit enrollment elections under such employee benefit plans of Parent (or any of its Subsidiaries) that will be made available (if any) to employees of the Surviving Corporation on and after the Closing.

(e) The Company shall take all actions that may be reasonably requested by Parent in writing prior to the Closing Date with respect to (i) causing one or more Employee Plans or arrangements with any payroll, benefits or human resources service provider to the Company to terminate or be amended as of the Closing Date or as of the day immediately preceding the Closing Date (in each case as specified by Parent), (ii) causing benefit accrual or entitlement under any Employee Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Employee Plan and (iv) facilitating the merger of any Employee Plan into any employee benefit plan maintained by Parent (or any of its Subsidiaries).  If the Company is required to terminate its 401(k) plan prior to the Closing Date, then the Parent will cause its or an Affiliate’s 401(k) plan to accept rollovers of eligible rollover distributions from the Company’s 401(k) plan, including rollovers of outstanding loans, to the extent permitted by the record keeper, custodian, or trustee of Parent’s or Affiliates 401(k) plan, and the Code and ERISA.

(f) Nothing contained in this Section 6.4 or otherwise in this Agreement, express or implied, shall (i) be construed to restrict in any way the ability of Parent, the Surviving Corporation or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any Employee, (B) to amend, terminate or modify any Employee Plan, compensation or benefit arrangement or any other employee benefit plans or programs maintained by Parent, the Surviving Corporation or their Affiliates at any time or from time to time or (C) grant any Employee any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Parent, the Company, or any of its Affiliates, including any Employee Plan, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise.  Notwithstanding anything in this Agreement to the contrary, on and after the Closing, the employment of employees by the Surviving Corporation shall be subject to Parent’s usual terms, conditions and policies of employment, including, without limitation, Parent’s policies regarding modifications of the terms and conditions of employment.

6.5 Company Transaction Expenses

.  With respect to any Company Transaction Expenses (other than Transfer Taxes) that have not been paid prior to the Closing Date, the Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Company Transaction Expenses including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Parent or the Company to effect payment thereof in accordance with Section 2.11 and this Section 6.5.  The Company hereby agrees that Parent and the Surviving Corporation shall not be responsible or liable for any Company Transaction Expenses that was not expressly included in the calculation of Closing Cash Consideration, and if Parent or the Surviving Corporation or any of their Subsidiaries has any liability therefor, then Parent shall be entitled to reduce the amount of the Escrow Fund by any amounts necessary to satisfy such liability, including any related Losses, in accordance with ARTICLE IX.

6.6 Interested Party Transactions

.  Prior to the Effective Time, the Company and its Subsidiaries shall have taken all actions necessary to terminate, and shall cause to be terminated effective as of the Effective Time, the Contracts, transactions, Indebtedness (subject to Parent’s and Merger Sub’s obligations pursuant to Section 2.10 and any other arrangements set forth in Section 3.24 of the Company Disclosure Schedule (except for indemnification agreements with the Company’s officers and directors made available to Parent prior to the date hereof, restricted covenant agreements and other standard proprietary information and invention agreements, and for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice), in each case without any further liability or obligation of the Company, the Surviving Corporation.

6.7 Delivery of Closing Date Balance Sheet

.  At least two (2) Business Days prior to the Closing (the date thereof being the “Company Closing Balance Sheet Date”), the Company shall deliver to Parent true, correct and complete copies of (a) the unaudited balance sheet of the Company estimated as of the Closing Date (the “Company Closing Balance Sheet”), and (b) a schedule of all outstanding accounts receivable and accounts payable of the Company estimated as of the Closing Date.

6.8 Consent Agreement.

  The Company acknowledges and agrees to be bound by and comply with the provisions of Section 1.5 of the Consent Agreements with respect to transfers of record ownership of shares of the Company Capital Stock held by parties to each of the Consent Agreements and agrees to provide such documentation and use its commercially reasonable efforts to do such other things to effectuate the provisions of such Consent Agreements.

6.9 Directors and Officers Indemnification.

(a) Parent and Merger Sub agree that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of the Company (the “Covered Parties”) as provided in the Company Charter and the Company’s bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by Surviving Corporation as if it was the indemnifying party thereunder, without any amendment thereto; provided, however, that nothing contained in this Section 6.9(a) shall be deemed to preclude the liquidation, consolidation or merger of the Surviving Corporation, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.  Parent agrees to guarantee the financial obligations of the Surviving Corporation set forth in this Section 6.9(a).

(b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the beneficiaries thereof) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

6.10 Escrow Agreement.

(a) Promptly following the date hereof, Parent and the Sellers’ Representative will execute and deliver, and will use commercially reasonable efforts to cause the Escrow Agent to execute and deliver, the Escrow Agreement contemplated by ARTICLE IX (the “Escrow Agreement”) in a form attached hereto as Exhibit E.

6.11 Corporate Records

.  The Company shall deliver to Parent as soon as reasonably practicable after the Closing copies of all available minute books of all stockholders, Board of Directors and committee meetings, corporate seals, stock ledgers and other similar records and items reasonably requested by Parent of the Company, including all stock certificates or similar evidence of ownership of capital stock or other equity interests in the Company.

ARTICLE VII  — CONDITIONS OF MERGER

7.1 Conditions to Obligation of Each Party to Effect the Merger

.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  This Agreement, the Merger and the other transactions contemplated hereby shall have been adopted and approved by the Company Written Consent in accordance with the DGCL, the Company Charter and the Company’s bylaws and the Company Written Consent shall not have been effectively withdrawn, rescinded or revoked.

(b) No Injunctions or Restraints; Illegality.  (i) There shall not be in effect any Order, injunction (whether temporary, preliminary or permanent) or other legal restraint or prohibition issued by any Court or Governmental Authority of competent jurisdiction that seeks to prevent the consummation of the transactions contemplated hereby on substantially the same terms contemplated herein or the conferring on Parent of substantially all of the rights and benefits as contemplated herein, nor shall there be pending any proceeding brought by any Governmental Authority seeking any of the foregoing, and (ii) there shall not be any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby that which makes (or seeks to make) illegal the consummation of the transactions contemplated hereby on substantially the same terms contemplated herein.

7.2 Additional Conditions to Obligations of Parent and Merger Sub

.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company and the Stockholders, as applicable, contained in this Agreement and the other Transaction Documents (i) that are qualified or limited by materiality (including the words “material” and “Material Adverse Effect”) shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date).

(b) Covenants and Agreements.  The Company and each of the Stockholders, as applicable, shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and the other Transaction Documents to be performed or complied with by them on or prior to the Closing Date.

(c) Closing Certificate.  The Company shall have delivered a certificate of an executive officer of the Company, dated as of the Closing Date, given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) applicable to the Company have been satisfied.

(d) No Governmental Restriction.  There shall not be any pending or threatened Claim asserted by any Governmental Authority seeking (i) to obtain from Parent or any of its Subsidiaries or the Company any damages in connection with this Agreement or the other Transaction Documents that are material in relation to the aggregate of the Merger Consideration payable hereunder or (ii) to impose any condition or requirement in connection with the Merger which would, in the reasonable opinion of the Board of Directors of Parent, so materially and adversely affect the anticipated economic and business benefits to Parent of the transactions contemplated by this Agreement or the other Transaction Documents as to render consummation of such transactions inadvisable.

(e) Approvals and Consents.  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that (i) all Approvals of Governmental Authorities necessary in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby or thereby, provided, however, that no such Approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of Parent, so materially and adversely affects the anticipated economic and business benefits to Parent of the transactions contemplated by this Agreement or the other Transaction Documents as to render consummation of such transactions inadvisable and (ii) all Approvals set forth in Section 7.2(e) of the Company Disclosure Schedule have been obtained.

(f) Employee or Consulting Arrangements.  Each of the Persons identified on Section 7.2(f) of the Company Disclosure Schedule shall have executed and delivered to Parent a confidentiality, non-competition, non-solicitation and proprietary rights agreement in the form attached hereto as Exhibit G.  Nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor or consultant of the Company or any such person’s alternate payees, dependents or beneficiaries, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

(g) No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect since the date hereof.

(h) Resignation of Directors and Officers.  Parent shall have received the letters of resignation, effective as of the Effective Time, from each of the directors and officers of the Company.

(i) FIRPTA.  The Company shall have delivered to Parent a duly executed and acknowledged certificate, in the form set forth on Exhibit F hereto and in accordance with the Code and Treasury Regulations, certifying that an interest in the Company is not a “U.S. real property interest” within the meaning of Section 897(c)(1) of the Code.

(j) Dissenting Stockholders.  The Company shall have received, pursuant to the provisions of the DGCL, notice of demands for fair value of the Company Capital held by Stockholders of the Company representing no more than five percent (5%) of the outstanding shares of the Company Capital Stock.

(k) Officer’s Certificate.  The Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, given by him or her on behalf of the Company and not in his or her individual capacity certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Company’s Charter and bylaws, each as in effect from the date of this Agreement until the Closing Date, and (iii) a copy of the resolutions of the Company Board and the Company written consent authorizing and approving the applicable matters contemplated hereunder.

(l) Good Standing Certificates.  The Company shall have delivered to Parent a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company and its Subsidiaries as of a date not more than five (5) Business Days prior to the Closing Date.

(m) Termination of Company Stock Plan.  The Company shall have provided written evidence in form and substance reasonably satisfactory to Parent (with Closing to be conclusive evidence of such determination of reasonable satisfaction) as to the termination of all outstanding Stock Options (including any necessary consents and approvals) such that at the Effective Time any and all equity incentive plans sponsored or maintained by the Company and its affiliates shall automatically terminate and, except for the payments contemplated hereunder, no Person shall have any right to purchase or receive any equity or payment interest in, or right convertible into or exercisable for, any equity interest or any other payment interest in or from the Company or any of its Subsidiaries.

(n) Termination of Warrants and Put Warrants.  The Company shall have provided written evidence in form and substance reasonably satisfactory to Parent (with Closing to be conclusive evidence of such determination of reasonable satisfaction) as to the termination of all outstanding Warrants and Put Warrants (including any necessary consents and approvals) such that at the Effective Time, no Person shall have any right to purchase or receive any equity or payment interest in, or right convertible into or exercisable for, any equity interest or any other payment interest in or from the Company or any of its Subsidiaries.

(o) Termination of Certain Agreements.  The agreements set forth on Schedule 5.02(n) shall have been terminated effective immediately prior to the Effective Time.

(p) Lien Releases.  The Company shall have delivered to Parent all instruments and documents necessary to release any and all Liens, including appropriate UCC financing statement amendments (termination statements).

(q) Option Cash Out and Release Agreement.  Holders of at least 90% of the shares of Common Stock underlying outstanding Options shall have executed cash-out and release agreements in the form attached hereto as Exhibit H.

7.3 Additional Conditions to Obligations of the Company

.  The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement (i) that are qualified or limited by materiality (including the words “material” or “Material Adverse Effect”) shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date).  The Company shall have received a certificate to such effect signed by an authorized officer of Parent.

(b) Covenants and Agreements.  Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.  The Company shall have received a certificate to such effect signed by an authorized officer of Parent.

(c) Transaction Documents.  Parent and Merger Sub shall have executed and delivered all Transaction Documents to which each of them is a party and such agreements shall be in full force and effect.

ARTICLE VIII — TERMINATION; FEES AND EXPENSES

8.1 Termination

.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the Stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Merger shall not have been consummated on or before June 30, 2014 (the “End Date”); provided that the termination right under this Section 8.1(b) shall not be available to any party whose willful and material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before the End Date;

(c) by either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action that is final and non-appealable and that restrains, enjoins or otherwise prohibits the Merger;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company in this Agreement or in any Transaction Document become untrue or inaccurate such that the condition set forth in Section 7.2(a) are not able to be satisfied on or prior to the End Date (treating such time as if it were the Closing for purposes of this Section 8.1(d)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement or in any Transaction Document such that the condition set forth in Section 7.2(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(d)), and in each case such breach (if curable) has not been cured within thirty (30) days after notice thereof by Parent to the Company;

(e) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Parent or Merger Sub in this Agreement become untrue or inaccurate such that the condition set forth in Section 7.3(a) are not able to be satisfied on or prior to the End Date (treating such time as if it were the Closing for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), and in each case such breach (if curable) has not been cured within thirty (30) days after notice thereof by the Company to Parent; or

(f) by Parent if, within twenty-four (24) hours following execution and delivery of this Agreement, the Company fails to deliver to Parent written evidence that the Requisite Vote has been obtained; provided that if Parent has not terminated this Agreement pursuant to this Section 8.1(f) and the Company delivers such written evidence after the time period provided in this Section 8.1(f), then the termination right in this Section 8.1(f) shall be null and void.

8.2 Effect of Termination

.  In the event that this Agreement is terminated pursuant to Section 8.1, (a) this Agreement will forthwith become void, (b) there will be no further liability or obligation on the part of any party hereto or any of their respective officers or directors, and (c) all further rights and obligations of any party hereto will cease; provided, however, that (i) this Section 8.2, Sections 5.3(b), 5.3(c), 5.8 and 8.3 and ARTICLE XI shall survive in accordance with their terms and (ii) no such termination will relieve any party from liability for any breach of this Agreement by such party that occurred prior to such termination.

8.3 Fees and Expenses

.  Except as set forth in Section 5.7(e), all fees and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE IX  — SURVIVAL AND INDEMNIFICATION

9.1 Survival of Representations and Warranties

.  All representations and warranties made by the Company, Parent and Merger Sub in this Agreement shall survive the Closing Date and expire on the eighteen (18) month anniversary of the Closing Date, except for Section 3.17 (Intellectual Property) and the Fundamental Representations, which, in the case of Section 3.17 shall survive the Closing Date and expire on the thirty six (36) month anniversary of the Closing Date, and in the case of the Fundamental Representations shall survive indefinitely (as applicable, the “Survival Period”).  The expiration of the Survival Period of any representation or warranty shall not limit the ability of an Indemnified Person to recover for any indemnification claim relating to the breach of any such representation or warranty arising during the survival period of such representation or warranty that is properly asserted in accordance with this ARTICLE IX prior to the expiration of the Survival Period applicable to such representation or warranty.  Notwithstanding anything herein to the contrary, the rights of Indemnified Persons under this ARTICLE IX to seek recovery of Losses arising out of any fraud, willful or criminal misconduct or intentional misrepresentation with respect to this Agreement committed by the Company shall survive until expiration of all applicable statute of limitations.

9.2 Escrow Amount

.  The Escrow Amount, until disbursed in accordance with the terms of this ARTICLE IX, shall be governed by the terms set forth herein.  The Escrow Amount shall be available to compensate, and serve as security for, the Purchaser Indemnified Persons with respect to any indemnification obligations of the Sellers during the Claim Period.  The Escrow Amount shall be the sole and exclusive remedy for satisfying obligations of the Sellers arising hereunder pursuant to this ARTICLE IX, during the Claim Period, subject to the limitations set forth in this Agreement.

9.3 Indemnification by the Sellers

.  Subject to the limitations set forth in this ARTICLE IX, from and after the Closing, the Sellers shall, severally and not jointly, in accordance with their proportionate interest on a fully-diluted basis, indemnify and hold harmless Parent, Merger Sub, its Affiliates and their respective officers, directors, agents, representatives, employees, successors and permitted assigns (the “Purchaser Indemnified Persons”) from and against any and all amounts, payments, losses, damages, claims, demands, actions or causes of action, liabilities, settlements, judgments, costs, fees and expenses (including interest, penalties, attorneys’, accountants, consultants and other advisors’ fees and expenses, costs of Claims) (collectively, “Losses”) incurred by them arising out of, resulting from or relating to any of the following matters:

(a) the breach of any representation or warranty of the Company contained in this Agreement or in any Transaction Document or in any certificate delivered by the Company pursuant hereto;

(b) the breach by the Company of its covenants or agreements contained in this Agreement or any Transaction Document if such breach occurs prior to the Closing Date;

(c) any Company Transaction Expenses or Indebtedness that remain unpaid following the Closing that were not included in the calculation of Closing Cash Consideration;

(d) an amount equal to (i) the excess, if any, of (A) any amounts that Parent, Merger Sub or the Surviving Corporation are required by a Court of competent jurisdiction to pay, or which such Persons pay in settlement, in respect of any Dissenting Shares over (B) the amount of the Merger Consideration payable hereunder into which such Dissenting Shares would have been converted in the Merger had such shares not been Dissenting Shares, plus (ii) all reasonable out-of-pocket expenses (including reasonable attorneys fees) incurred in connection with any proceeding instituted by holders of Dissenting Shares;

(e) any liability of the Company for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee (within the meaning of Section 6901 of the Code or any other applicable Law), a successor by operation of law, by contract or otherwise, but only to the extent that such liability described in this clause (e) arises out of the Company’s activities on or before the Closing Date;

(f) any claim or right asserted by any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, or officer of the Company (the “D&O Indemnified Parties”) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Company Charter, the Company Bylaws, the Subsidiary organizational documents, this Agreement, any indemnification agreement or similar Contract or otherwise) with respect to any act or omission on the part of such D&O Indemnified Party or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time;

(g) any amounts recoverable by Parent under Section 2.8(e), to the extent such amounts exceed the Working Capital Escrow; and

(h) the matter set forth on Schedule 9.3(h) attached to the Company Disclosure Schedule subject to the agreements and covenants set forth therein.

9.4 Indemnification by Parent.

  Subject to the limitations set forth in this ARTICLE IX, from and after the Closing, Parent shall indemnify and hold harmless the Stockholders, their Affiliates and their respective officers, directors, agents, representatives, employees, successors and permitted assigns (the “Stockholder Indemnified Persons”) from and against any and all Losses incurred by them arising out of, resulting from or relating to any of the following matters:

(a) the breach of any representation or warranty of the Parent or Merger Sub contained in this Agreement or in any Transaction Document or in any certificate delivered by the Parent or Merger Sub pursuant hereto; and

(b) the breach by Parent or Merger Sub of its covenants or agreements contained in this Agreement or any Transaction Document if such breach occurs prior to the Closing Date.

9.5 Calculation of Losses; Determination of Application; Limitations on Indemnification Obligations.

(a) For the purposes of calculating the specific amount of Losses pursuant to Section 9.3(a) (but not for purposes of determining whether a breach has occurred), (i) the representations and warranties of a party contained in this Agreement or in any certificate delivered by a party pursuant hereto shall be deemed to exclude any materiality (including the words “material” or “Material Adverse Effect”) or similar qualifiers contained therein (ii) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; (iii) the amount of any such Losses shall be reduced by (A) the net amount of any proceeds that any Indemnified Person actually receives pursuant to the terms of any insurance policies, net all of costs, expenses and other Losses incurred in connection therewith, including but not limited to increased premiums reasonably attributed thereto, and (B) any amount set forth as a current liability on the Closing Balance Sheet which is used in the calculation of the Final Working Capital Adjustment Amount.

(b) Except as set forth in Section 9.11, and for Losses arising out of, resulting from or relating to breaches of Fundamental Representations or breaches of Section 3.17, the Indemnified Persons shall not be entitled to indemnification pursuant to Section 9.3(a) for any Losses until the aggregate amount of all Losses incurred by all Indemnified Persons exceeds $250,000 (the “Threshold”), in which case the Indemnified Persons shall be entitled to indemnification for the full amount of Losses, including those applied towards the Threshold.  Except as set forth in Section 9.11 and except for Losses arising out of, resulting from or relating to breaches of the Fundamental Representations or Section 3.17 or any other indemnification obligation hereunder, the Escrow Fund, to the extent not distributed to the Sellers pursuant to Section 9.6, shall be the sole and exclusive source for satisfying the indemnification obligations of the Sellers pursuant to Section 9.3(a); provided, that with respect to any breaches of the Fundamental Representations or Section 3.17, the Purchaser Indemnified Persons shall first seek recourse against the Escrow Fund, if available.  The Purchaser Indemnified Persons’ rights to indemnification with respect to Losses arising out of, resulting from or relating to breaches of Section 3.17 shall be limited to $8,000,000 (inclusive of all other indemnifiable Losses incurred by the Purchaser Indemnified Persons pursuant to Section 9.3).

(c) Until exhausted or distributed pursuant to Section 9.6, the Escrow Fund shall be available to pay Losses for which Purchaser Indemnified Persons are entitled to indemnification pursuant to Section 9.3 (other than claims under Section 9.3(f)).  Upon the Escrow Fund being exhausted or distributed pursuant to Section 9.6, the Sellers shall be personally liable, on a several but not joint basis based on each Seller’s Pro Rata Portion, to pay any unpaid Losses arising out of, resulting from or relating to breaches of the Fundamental Representations or breaches of Section 3.17 or fraud, willful or criminal misconduct, or intentional misrepresentation, subject to the limitations set forth in this ARTICLE IX, provided, however, that notwithstanding anything to the contrary set forth in this Agreement, no Seller shall be liable for any Losses in excess of the portion of the Merger Consideration received by such Seller, unless such Seller has committed fraud, willful or criminal misconduct, or intentional misrepresentation.

9.6 Distribution of Escrow Amount after the Expiration of the Claim Period.

(a) Promptly following the expiration of the Claim Period, the Escrow Agent shall as soon as practicable distribute all amounts remaining in the Escrow Amount to the Sellers based on such Seller’s Pro Rata Portion, after taking into account any requirement for withholding Taxes, less, subject to Sections 9.8 and 9.9, amounts (such amounts, the “Retained Escrow Amount”) that would be necessary to satisfy any then pending and unsatisfied or unresolved claims, for which Escrow Agent may hold back amounts in the Escrow Amount sufficient to satisfy any such claim (as determined in Escrow Agent’s good faith reasonable discretion) specified in any Claim Notice delivered to the Sellers’ Representative prior to the termination of the Claim Period, subject to the limitations in Section 9.7.

(b) The Retained Escrow Amount shall be retained by Escrow Agent until the Claims related thereto have been resolved.  As soon as each such claim has been resolved and related amounts, if any, paid out of the Escrow Amount, the Escrow Agent shall as soon as practicable distribute any remaining Retained Escrow Amount not required to satisfy such claim or other claims which remain pending to the Stockholders based on their respective Sharing Percentages.

9.7 Indemnification Procedures

.  Subject to Sections 9.8 and 9.9, if Parent delivers to the Sellers’ Representative and the Escrow Agent on or before the date that is eighteen (18) months following the Closing Date (the “Claim Period”) a notice signed by Parent (a “Claim Notice”), stating that an indemnification claim or claims is or are being made (describing the basis for the claim and the claimed Losses with reasonable specificity), subject to any applicable limitations in this ARTICLE IX, then, subject to the provisions of Sections 9.8 and 9.9, the Escrow Agent shall forward to Parent an amount equal to the Losses claimed in the Claim Notice.  No delay on the part of Parent in delivering a Claim Notice shall relieve the Sellers from any of their indemnification obligations under this ARTICLE IX unless (and then only to the extent that) the Sellers are materially prejudiced thereby.

9.8 Objections to Claims.

(a)  For a period of thirty (30) calendar days after delivery of the Claim Notice to the Sellers’ Representative and the Escrow Agent (the “Claim Notice Waiting Period”), the Escrow Agent shall make no payment pursuant to Section 9.7, unless the Sellers’ Representative shall have provided express written authorization to make such payment.  After the expiration of the Claim Notice Waiting Period, the Escrow Agent shall make a payment in accordance with Section 9.6(a) as soon as practicable unless the Sellers’ Representative shall have objected in a written statement delivered to Parent and the Escrow Agent prior to the expiration of the Claim Notice Waiting Period (describing the basis for any objection with reasonable specificity under the circumstances) to the claim made in the Claim Notice.  The Escrow Agent shall retain the disputed amounts, and in no event shall any amounts be released from the Escrow Amount with respect to an item in dispute until such dispute has been finally resolved pursuant to Section 9.9(b).

(b) Upon the expiration of the Claim Period, if the Escrow Agent has retained any Retained Escrow Amount, then Parent shall notify the Sellers’ Representative of such retention by the Escrow Agent.  The Sellers’ Representative shall have thirty (30) calendar days from receipt of such notice from Parent to object to Parent’s determination of such amount by delivery of a written statement (describing the basis for any objection with reasonable specificity under the circumstances), unless already objected to any portion of such amount pursuant to Section 9.8.  During such period, the Escrow Agent shall retain the Retained Escrow Amount unless the Escrow Agent shall have received written authorization from the Sellers’ Representative to release such amounts.  If the Sellers’ Representative shall have objected to any portion of the Retained Escrow Amount in accordance with this Section 9.8(b) or Section 9.8, then the dispute shall be governed by the provisions of Section 9.9.  If the Sellers’ Representative shall not have objected to any portion of the Retained Escrow Amount pursuant to this Section 9.8(b) or Section 9.8, then the Sellers’ Representative shall have waived any objection to such portion of the Retained Escrow Amount, and such portion of such amount shall thereafter be paid to Parent as the Retained Escrow Amount pursuant to Section 9.5.  Until any dispute regarding the amount of the Retained Escrow Amount is resolved, the Escrow Agent shall retain the full amount of the Retained Escrow Amount.

9.9 Resolution of Conflicts.

(a) If the Sellers’ Representative shall object in writing to any claim or claims made in any Claim Notice or the amount of any Retained Escrow Amount, pursuant to Section 9.8, then the Sellers’ Representative and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such disputes.

(b) If the Sellers’ Representative and Parent should so agree within such thirty (30) day period, the Escrow Agent shall be entitled to rely on any such agreement and shall pay or retain, as applicable, the amount so agreed upon.  If no such agreement can be reached after good faith negotiation during such thirty (30) day period, then Parent or the Sellers’ Representative may institute proceedings in Court accordance with Section 11.13 to resolve any such dispute.  Each of Parent and the Sellers’ Representative shall in all instances seek to resolve such disputes in as expeditious a manner as practicable.

9.10 Third-Party Claims.

(a) In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought or threatened to be brought by any third party, other than a claim for indemnification pursuant to Sections 9.3(c) (a “Third-Party Claim”), the Indemnified Person shall, in addition and at the same time of the delivery of a Claim Notice, give the Indemnifying Person copies of any written claims, process or legal pleadings with respect to such Third-Party Claim promptly after such documents are received by the Indemnified Person.

(b) Subject to the provisions of Section 9.10(c), and except as otherwise provided in this Section 9.10(b), the Indemnifying Person shall be entitled to control the defense of any Third-Party Claim to the extent the amount in controversy is above the Threshold (if applicable) and less than the amounts then available for offset from the Escrow Amount pursuant to Section 9.6; provided, however, if the Third Party Claim does not expressly state an amount in controversy, the Indemnified Person shall make a good faith determination of the probable amount in controversy for purposes of this Section 9.10, which determination shall be binding on the parties to this Agreement; provided, further, that the Indemnifying Person must acknowledge and agree in a written notice delivered by the Indemnifying Person to the Indemnified Person within thirty (30) days after receipt by the Indemnifying Person of the applicable Claim Notice in respect of such Third Party Claim that each Indemnified Person is entitled to full indemnification in respect of such Third-Party Claim, and the Indemnifying Person and the Stockholders shall thereafter have no power or authority to object under Section 9.8 or any other provision of this ARTICLE IX to any claim by such Indemnified Person against the Escrow Amount for amounts payable in respect of such Third-Party Claim; provided, further, however, that the Indemnified Person may elect, at the Indemnified Person’s own cost and expense, to participate in any Third-Party Claim.  If the Indemnified Person elects to participate in the defense of a Third-Party Claim, the Indemnified Person shall, within thirty (30) days of its receipt of the Claim Notice provided pursuant to Section 9.10(a) (or sooner, if the nature of such Third-Party Claim so requires), notify the Indemnifying Person of its intent to do so.  The Indemnifying Person and each Indemnified Person shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim.  The Indemnifying Person shall not consent to entry of any judgment or enter into any settlement of a Third-Party Claim without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld and provided the Indemnified Person shall be afforded at least twenty (20) days to consider any settlement of a Third-Party Claim, unless such judgment or settlement provides solely for money damages or other money payments for which each Indemnified Person is entitled to indemnification hereunder and includes as an unconditional term thereof the giving by the claimant or plaintiff to each such Indemnified Person of a release from all liability in respect of such Third-Party Claim.  If the Indemnifying Person elects not to compromise or defend against a Third-Party Claim, the Indemnified Person shall control the defense of such Third-Party Claim.  The Indemnified Person shall not consent to entry of any judgment or enter into any settlement of any such Third-Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld).

(c) Notwithstanding the provisions of Section 9.10(b), the provisions of this Section 9.10(c) shall apply with respect to the extent that the relief sought in any particular Third-Party Claim (i) is monetary damages in an amount below the Threshold (if applicable) or more than the amounts then available for offset from the Escrow Amount pursuant to Section 9.6, (ii) involves potential criminal liability, or (iii) is not solely monetary damages (to each such extent, an “Indemnified Person Third-Party Claim”), and except as otherwise provided in this Section 9.10(c), the Indemnified Person shall be entitled to control the defense of any Indemnified Person Third-Party Claim; provided, however, that the Indemnifying Person may elect, at the Indemnifying Person’s own cost and expense, to participate in any Indemnified Person Third-Party Claim.  If the Indemnifying Person elects to participate in the defense of a Indemnified Person Third-Party Claim, the Indemnifying Person shall, within thirty (30) days after the delivery of the Claim Notice provided pursuant to Section 9.10(a), notify the Indemnified Person of its intent to do so.  The Indemnifying Person and the Indemnified Person shall reasonably cooperate in the compromise of, or defense against, such Indemnified Person Third-Party Claim.  The Indemnified Person shall not consent to entry of any judgment or enter into any settlement of an Indemnified Person Third-Party Claim that includes any monetary damages or settlement amount for which any Indemnified Person would be entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.  If the Indemnified Person elects not to defend against an Indemnified Person Third-Party Claim, the Indemnifying Person shall control the defense of such Indemnified Person Third-Party Claim.  The Indemnifying Person shall not consent to entry of any judgment or enter into any settlement of any such Indemnified Person Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld).

(d) The Indemnified Persons’ costs and expenses incurred in connection with the defense of Third-Party Claims may constitute Losses incurred or suffered by the Indemnified Person.

9.11 Non-Exclusive Remedy for Fraud, Willful or Criminal Misconduct or Intentional Misrepresentation

.  From and after the Closing, the rights and remedies set forth in this ARTICLE IX and Section 11.4 are the sole and exclusive remedies against each Indemnifying Person hereunder except for claims against an Indemnifying Person based on fraud, willful or criminal misconduct or intentional misrepresentation.  For the avoidance of doubt, remedies for claims against an Indemnifying Person based on fraud, willful or criminal misconduct or intentional misrepresentation, may be sought by any party against any such Indemnifying Person without regard to the limitations set forth in Section 9.4 or the expiration of the Survival Period set forth in Section 9.1, subject to applicable Law.

9.12 Adjustment to Purchase Price

.  The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

9.13 Enforcement

.  The provisions of this ARTICLE IX are intended for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective successors and permitted assigns.

9.14 Tax Treatment

.  Parent shall be treated as the owner of the Escrow Fund for tax purposes and all income of the Escrow Fund shall be allocated to Parent until distributed to Stockholders.  The parties intend the Escrow Amount to qualify for installment sale reporting under Section 453 of the Code.

ARTICLE X   — THE SELLERS’ REPRESENTATIVE

10.1 The Sellers’ Representative.

(a) Appointment.  Effective upon the Stockholder Approval and without any further action by the Stockholders or other Sellers, the Company and the Sellers hereby appoint the Sellers’ Representative as exclusive agent and attorney-in-fact for and on behalf of the Sellers.  The Sellers’ Representative shall have full power and authority to represent all of the Sellers and their successors with respect to all matters arising under this Agreement and the Escrow Agreement, and all actions taken by the Sellers’ Representative hereunder and thereunder shall be binding upon all such Sellers as if expressly confirmed and ratified in writing by each of them, and each Seller hereby waives any right to object, dissent, protest or otherwise negate or disaffirm the same.  The Sellers’ Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Sellers as if the Sellers were acting on their own behalf, including giving and receiving any notice or instruction permitted or required hereunder or thereunder by the Sellers’ Representative or any Sellers, interpreting all of the terms and provisions hereof or thereof, authorizing payments to be made with respect hereto or thereto, defending all indemnity claims against the Sellers pursuant to Section 9.3 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other agents (at the Sellers’ sole expense) in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all of the Sellers.

(b) Authorization.  By their approval and adoption of this Agreement and without any further action, the Sellers hereby authorize the Sellers’ Representative, on the Sellers’ behalf, to:  (i) receive all notices or documents given or to be given to any of the Sellers by Parent pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement; (ii) engage counsel, and such accountants and other advisors for any of the Sellers and incur such other expenses on behalf of any of the Sellers in connection with this Agreement and the transactions contemplated hereby as the Sellers’ Representative may in its sole discretion deem appropriate; and (iv) take such action on behalf of any of the Sellers as the Sellers’ Representative may in its sole discretion deem appropriate in respect of (A) taking such other action as the Sellers’ Representative or any of the Sellers is authorized to take under this Agreement or the Escrow Agreement, (B) receiving all documents or certificates and making all determinations, on behalf of any of the Sellers, required under this Agreement, (C) all such other matters as the Sellers’ Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby and (D) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement or the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to ARTICLE IX and any waiver of any obligation of Parent, Merger Sub or the Surviving Corporation.  All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers.  Except as otherwise provided in this Agreement, the Sellers’ Representative shall have no duties to the Sellers, shall not be deemed to be an agent of the Sellers and shall have no liability to any Sellers, for any action taken, decision made or instruction given by the Sellers’ Representative in connection with this Agreement, except in the case of the Sellers’ Representative’s gross negligence or willful misconduct.  The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative shall not be liable to the Sellers.

(c) Limitation of Liability. Certain Stockholders have entered into a letter agreement with the Sellers’ Representative to provide direction to the Sellers’ Representative in connection with the performance of its services under this Agreement and the Escrow Agreement (such Stockholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”).  Except as otherwise provided in this Agreement, neither the Sellers’ Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Sellers’ Representative Group”) shall have any duties to the Sellers, shall be deemed to be an agent of the Stockholders and shall have any liability to any Seller, for any action taken, decision made or instruction given by the Sellers’ Representative Group in connection with this Agreement or the Escrow Agreement, except in the case of the Sellers’ Representative Group’s gross negligence or willful misconduct.  The Sellers’ Representative Group may, in all questions arising under this Agreement or the Escrow Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sellers’ Representative Group in accordance with such advice, the Sellers’ Representative Group shall not be liable to the Sellers.

(d) Indemnification of Sellers’ Representative; Expenses.  The Sellers’ Representative Group shall be indemnified for and shall be held harmless by the Sellers, pro rata based on each Seller’s respective share of the Merger Consideration, against any loss, liability or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Sellers’ Representative Expenses”) incurred by the Sellers’ Representative Group relating to the Sellers’ Representative Group’s conduct in its capacity as Sellers’ Representative Group, other than such losses, liabilities or expenses resulting from the Sellers’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement or the Escrow Agreement.  The indemnification under this Section 10.1(d) and immunities under Section 10.1(c) shall survive the Closing or termination of this Agreement or the Escrow Agreement.  Such Sellers’ Representative Expenses (including the costs and expenses of enforcing this right of indemnification) shall (i) be the responsibility of the Stockholders, and Parent shall have no liability therefor and (ii) may be recovered by the Sellers’ Representative first, from the Expense Fund, second, from any distribution of the Escrow Amount otherwise distributable to the Stockholders at the time of distribution, and third, directly from the Sellers, pro rata based on each Seller’s respective share of the Merger Consideration.  The Sellers acknowledge that the Sellers’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.

(e) Expense Fund.  Upon the Closing, Parent shall wire to the Sellers’ Representative the Expense Fund Amount.  The Expense Fund Amount shall be held by the Sellers’ Representative as agent and for the benefit of the Stockholders in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Sellers’ Representative for, any Sellers’ Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Sellers’ Representative letter agreement (the “Expense Fund”).   The Sellers’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  The Sellers’ Representative is not providing any investment supervision, recommendations or advice.  The Sellers’ Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct.   The Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder.  As soon as reasonably determined by Sellers’ Representative that the Expense Fund is no longer required to be withheld, the Sellers’ Representative shall distribute the remaining Expense Fund (if any) to the Escrow Agent or Paying Agent, as applicable, for further distribution to the Sellers.

(f) Access to Information.  Subject to any attorney-client or similar legal privileges, Parent shall provide the Sellers’ Representative reasonable access, subject to appropriate confidentiality restrictions, to information relating to any Indemnity Claim that is in the possession or control of Parent, and Parent shall make available the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing the Sellers’ Representative’s duties under this Agreement, including for the purpose of evaluating any Indemnity Claim; provided that the Sellers’ Representative shall treat confidentially and shall not disclose any nonpublic information from or concerning any Indemnity Claim to any Person (other than, on a need-to-know basis, to (i) the Sellers’ Representative’s attorneys, accountants or other advisers, (ii) the Sellers and (iii) any arbitrators appointed to resolve disputes pursuant to this Agreement).

(g) Reasonable Reliance.  In the performance of its duties hereunder, the Sellers’ Representative shall be entitled to rely upon (i) the Payments Certificate and (ii) any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Seller or Parent.  The Sellers’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(h) Attorney-in-Fact.  The Sellers’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Sellers’ Representative and in general to do all things and to perform all acts, including executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement.  This power of attorney and all authority hereby conferred and the immunities and rights to indemnification granted to the Sellers’ Representative Group hereunder: (i) are granted and coupled with an interest and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law (whether by such Seller’s death, disability protective supervision, bankruptcy or liquidation) or any other event and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Escrow Agreement.  Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally before the complete distribution of the Escrow Amount.  Each Seller hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement.  Notwithstanding the power of attorney granted in this Section 10.1(h), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Sellers having signed or given such directly instead of the Sellers’ Representative.

(i) Liability.  If the Sellers’ Representative is required by the terms of this Agreement to determine the occurrence of any event or contingency, the Sellers’ Representative shall, in making such determination, be liable to the Sellers only for its proven gross negligence or willful misconduct as determined in light of all the circumstances, including the time and facilities available to it in the ordinary course of business consistent with past practice.  In determining the occurrence of any such event or contingency, the Sellers’ Representative may request from any of the Sellers such reasonable additional evidence as the Sellers’ Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency and may at any time inquire of and consult with others, including any of the Sellers.  The Sellers’ Representative shall not be liable to any Sellers for any damages resulting from its delay in acting hereunder pending his receipt and examination of additional evidence requested by the Sellers’ Representative.

(j) Orders.  The Sellers’ Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Amount.  If any portion of the Escrow Amount is disbursed to the Sellers’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then the Sellers’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree of which it is advised by legal counsel selected by it is binding upon him without the need for appeal or other action.  If the Sellers’ Representative complies with any such order, writ, judgment or decree, the Sellers’ Representative shall not be liable to any Seller by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(k) Removal of Sellers’ Representative; Authority of Successor Sellers’ Representative.  Those Sellers that in the aggregate hold at least sixty-six percent (66%) of the Escrow Amount shall have the right at any time during the term of this Agreement to remove the then-acting Sellers’ Representative and to appoint a successor Sellers’ Representative; provided, however, that neither such removal of the then acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until the delivery to Parent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Sellers’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Sellers’ Representative.  Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “ Sellers’ Representative” as used herein shall be deemed to include any interim or successor Sellers’ Representative.  The immunities and rights to indemnification granted hereunder shall survive the resignation or removal of the Sellers’ Representative or any member of the Advisory Group.

(l) Actions of Sellers’ Representative.  Any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 10.1 shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, any Seller.

(m) Reliance.  Each of Parent, the Surviving Corporation, the Paying Agent and their Affiliates shall not be obligated to inquire into the authority of the Sellers’ Representative, and each of them shall be fully protected in dealing with the Sellers’ Representative hereunder.  Parent, Surviving Corporation and their Affiliates shall be entitled to rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and all of the Sellers, and Parent shall be relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction.

(n) Binding Appointment.  The provisions of this Agreement, including this ARTICLE X, shall be binding upon each Seller and the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE XI   — MISCELLANEOUS

11.1 Amendment

.  This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto, except as provided in Section 251(d) of the DGCL (in which event the Sellers’ Representative may consent to any such amendment on behalf of the Seller).

11.2 Waiver

.  Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.3 Notices

.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by facsimile or email (if applicable) as follows:

(a) If to Parent, Merger Sub or the Surviving Corporation:

Numerex Corp
3330 Cumberland Blvd SE
Suite 700
Atlanta, GA  30339
Attention:  Stratton J. Nicolaides, CEO
Facsimile:  (770) 693-5951
Email:  snicolaides@numerex.com

with a copy to:

Arnold & Porter LLP
555 Twelfth Street NW
Washington, DC  20004
Facsimile:  (202) 942-5124
Attention:  Richard Baltz
Email: Richard.Baltz@aporter.com

(b) If to the Company prior to the Effective Time:

Omnilink Systems, Inc.
5900 Windward Parkway
Suite 200
Alpharetta, GA  30005
Facsimile: (678) 624-5954
Attention: Chief Executive Officer

with a copy to:

DLA Piper LLP (US)
1201 West Peachtree Street
Suite 2800
Atlanta, GA  30309
Attention: Jeffrey Leavitt
Fax: (404) 682-7818
Email: jeffrey.leavitt@dlapiper.com

(c) If to the Sellers’ Representative:

Fortis Advisors LLC
Attention: Notice Department
Fax: (858) 408-1843
Email: notices@fortisrep.com

with a copy to:

DLA Piper LLP (US)
1201 West Peachtree Street
Suite 2800
Atlanta, GA  30309
Attention: Jeffrey Leavitt
Fax: (404) 682-7818
Email: jeffrey.leavitt@dlapiper.com

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 11.3.  All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or email, upon confirmed receipt.

11.4 Specific Performance

.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

11.5 Interpretation

.  When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section, subsection, or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties, covenants or agreements, shall mean material in relation to such party.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  If a document or material has been “made available” to Parent, such phrase means that such document or material was included in the online data room maintained on behalf of the Company to which Parent has been provided access (provided, that the Company shall promptly notify Parent and Parent’s counsel by email promptly upon the inclusion, addition or substitution of any documents in the Company’s online dataroom at anytime within the 72 hours period immediately before the execution hereof).

11.6 Severability

.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in an mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the extent possible.

11.7 Entire Agreement

.  Except for the Confidentiality Agreement, this Agreement and the Transaction Documents (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

11.8 Assignment

.  This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, however, that Parent and Merger Sub may assign this Agreement or all or any of their rights or obligations hereunder to one or more of their Affiliates without the consent of any other party.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any unpermitted assignment of this Agreement shall be null and void.

11.9 No Third Party Beneficiaries

.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (except for the Indemnified Persons to the extent set forth in ARTICLE IX) any right, benefit or remedy under or by reason of this Agreement.

11.10 Failure or Indulgence Not Waiver; Remedies Cumulative

.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

11.11 Plan of Merger

.  The identification of the parties in the introductory paragraph and the recital hereto, the portions of this Agreement and the Exhibits hereto that set forth the terms and conditions of the Merger and the manner and basis of converting the shares of the Company into cash constitute the plan of merger required under Section 251 of the DGCL (the “Plan of Merger”).  Pursuant to Section 251 of the DGCL, any of the terms of the Plan of Merger may be made dependent upon facts ascertainable outside of the Plan of Merger, provided that the manner in which such facts shall operate upon the terms of the Merger is clearly and expressly set forth in the Plan of Merger.  Accordingly, the Plan of Merger shall not include any disclosure schedule, other schedule or agreement entered into in connection herewith or any portion thereof unless specifically identified as part of the Plan of Merger approved by the board of directors for submission to the Stockholders.  Without limitation of the foregoing, any portion of this Agreement, any Exhibit, any Section of the Company Disclosure Schedules or any other schedule hereto or agreement entered into in connection herewith and otherwise part of the Plan of Merger may be redacted by the Company, prior to submission to a stockholder vote, as necessary to prevent public disclosure of facts ascertainable outside of the Plan of Merger that (1) the Company considers competitively sensitive information of the Company, Parent or Merger Sub; or (2) that identifies any current or former employee or consultant of the Company; provided that the manner in which such redacted facts shall operate upon the terms of the Merger is clearly and expressly set forth in the unredacted portions of such documents.

11.12 Governing Law

.  This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, except to the extent that the Laws of the State of Delaware mandatorily apply to the Merger.

11.13 Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Federal District Court for the Northern District of Georgia (or in the absence of jurisdiction thereof, the courts of the State of Georgia located in Fulton County) in the event any dispute arises out of this Agreement or any Transaction Document or any transaction contemplated hereby or thereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any Transaction Document or any transaction contemplated hereby or thereby in any court other than the such courts and (iv) waives (and shall not make) any claim that jurisdiction in such court is not convenient to such party.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

11.14 Counterparts

.  This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

Numerex Corp

By:  ____________________________________
   Name:
   Title:

MERGER SUB:

Numerex Merger Corporation

By:  ____________________________________
   Name:
   Title:

THE COMPANY:

Omnilink systems Inc.

By:  ____________________________________
   Name:
   Title:

SELLERS’ REPRESENTATIVE

Fortis Advisors LLC

By:  ____________________________________
   Name:
   Title:   Managing Director